Exhibit 2.1

Execution Version

MERGER AGREEMENT

by and among

INTERFACE SECURITY SYSTEMS, L.L.C.,
as “Parent”

INTERFACE ACQUISITION SUBSIDIARY, INC.,
as “Merger Sub”

and,

WESTEC ACQUISITION CORP.,
as the “Company”

JOHN YOUNG,
as the “Stockholders’ Representative”

and

Each Seller Signatory Thereto,
as the Seller Parties

Dated:  March 27, 2012

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ATTACHMENTS

EXHIBITS

Exhibit A	—	Definitions
Exhibit B	—	Allocation of Merger Consideration
Exhibit C	—	List of Stockholders and Share Ownership
Exhibit D	—	Local Subscription RMR
Exhibit E	—	Sample Working Capital Calculation

SCHEDULES

Schedule 1.3(a)(ii)	Non-Solicitation Agreements
Schedule 1.3(a)(v)	Consents
Schedule 1.6	Directors and Officers of Surviving Corporation
Schedule 2.5	Parent’s Financial Statements
Schedule 2.6	Parent Total RMR
Schedule 3.2(b)	Breach
Schedule 3.2(c)	Consents
Schedule 3.3	Seller Commitments
Schedule 3.4	Broker’s Fees
Schedule 4.1	Acquired Entities’ Officers and Directors
Schedule 4.3	No Violation
Schedule 4.4	Broker’s Fees
Schedule 4.5(a)	Commitments
Schedule 4.5(b)	Capital Stock Contracts
Schedule 4.7	Acquired Subsidiary
Schedule 4.8	Financial Statements
Schedule 4.9	Subsequent Events
Schedule 4.12(b)	Tax Extenstion
Schedule 4.12(f)	Tax Returns
Schedule 4.12(m)	Certain Tax Information
Schedule 4.14	Real Property
Schedule 4.15(a)	Patents
Schedule 4.15(b)	Marks
Schedule 4.15(c)	Copyrights
Schedule 4.15(d)(1)	Software
Schedule 4.15(d)(2)	Software Developers
Schedule 4.15(d)(3)	Preexisting Code
Schedule 4.15(e)	Trade Secrets
Schedule 4.15(h)	Interference or Infringement of Intellectual Property
Schedule 4.15(h)(i)	Licensed Intellectual Property
Schedule 4.15(h)(ii)	Licensed Owned Intellectual Property
Schedule 4.15(i)	Employees without Intellectual Property Contracts
Schedule 4.15(j)	Competitor Developments
Schedule 4.17	Contracts

Schedule 4.20	Insurance
Schedule 4.21	Litigation
Schedule 4.22	Standard Terms of Sale or Lease
Schedule 4.25	Employee Benefits
Schedule 4.25(f)	Liabilities under Multiple Employer Plans
Schedule 4.26(b)	Environmental Permits
Schedule 4.26(d)	Storage Tanks and Other Environmental Issues
Schedule 4.27	Customers and Suppliers
Schedule 4.28	Permits
Schedule 4.31(b)	Notes Receivable and Notes Payable
Schedule 4.35	Telephone Numbers
Schedule 4.36	Customer Contracts

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MERGER AGREEMENT

This Merger Agreement (this “Agreement”) dated March 27, 2012, is by and among (i) Interface Security Systems, L.L.C., a Louisiana limited liability company (“Parent”); (ii) Interface Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”); (iii) Westec Acquisition Corp., a Delaware corporation (the “Company”); (iv) John Young as the Stockholders’ Representative (the “Stockholders’ Representative”); and (v) and each stockholder of the Company signatory hereto (individually, a “Seller” and collectively, the “Sellers” and, together with the Company and Stockholders’ Representative, the “Seller Parties” and, together with the Parent Parties, the Company and the Stockholders’ Representative, the “Parties”).  Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

A.                                    The Sellers own the Outstanding Shares set forth on Exhibit C attached hereto.

B.                                    Each Party’s Board of Directors believes it is in such Party’s and the Stockholders’ best interests that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

C.                                    Pursuant to the Merger, at the Effective Time (as defined below), all of the Outstanding Shares shall be converted into the right to receive the share of the aggregate Merger Consideration (as defined below) set forth on Exhibit B attached hereto.

D.                                    The Parties desire to make certain representations and warranties and other agreements in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1                               The Merger.  At the Effective Time, subject to this Agreement and the DGCL, Merger Sub will be merged with and into the Company, Merger Sub’s separate corporate existence will cease, and the Company will continue as the surviving corporation and as a wholly-owned Subsidiary of Parent.  The Company as the surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation.”

1.2                               Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Akin Gump Strauss Hauer & Feld, LLP in Dallas, Texas, commencing 9:00 am local time on the date hereof (the “Closing Date”).

1.3                               Actions and Deliveries at Closing.  On the Closing Date, the Parties will cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of Delaware (the “Merger Certificate”), in accordance with the DGCL.  The date and time the Merger becomes effective as specified in the Merger Certificate or as otherwise provided in accordance with the DGCL is referred to as the “Effective Time.”  In addition, at the Closing,

(a)                                 The Company will deliver to Parent:

(i)                                     A Secretary’s certificate, in form and substance reasonably satisfactory to Parent, duly executed on the Company’s behalf.

(ii)                                  The Employment Agreements, the Non-Solicitation Agreements, the Dunn Non-Competition Agreement and the Hagar Non-Competition Agreement, duly executed by the appropriate parties thereto.

(iii)                               The written resignation and release, effective as of the Closing, of each of the Acquired Entity’s directors and officers.

(iv)                              The Subordination Agreement and all other documents requested by the Senior Lenders duly executed by each Seller receiving a Note Participation.

(v)                                 All consents set forth on Schedule 1.3(a)(v).

(vi)                              An opinion of counsel in form and substance reasonably satisfactory to Parent.

(b)                                 Parent will deliver to the Stockholders’ Representative:

(i)                                     A Secretary’s certificate, in form and substance reasonably satisfactory to Stockholders’ Representative, duly executed on Parent’s behalf.

(ii)                                  The Employment Agreements, the Non-Solicitation Agreements, the Dunn Non-Competition Agreement and the Hagar Non-Competition Agreement, duly executed by Parent.

(iii)                               The Promissory Note, duly executed by Parent.

(iv)                              The Subordination Agreement, duly executed by Parent.

1.4                               Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in the DGCL.  At the Effective Time all the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub will become the Surviving Corporation’s debts, liabilities, and duties.

1.5                               Charter and Bylaws.  Unless Parent otherwise determines prior to the Effective Time, at the Effective Time, the Company’s Certificate of Incorporation will be the Surviving Corporation’s Certificate of Incorporation which Certificate of Incorporation will be amended and restated by Parent at the Effective Time.  Merger Sub’s bylaws, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s bylaws until thereafter amended.

1.6                               Directors and Officers.  The individuals listed on Schedule 1.6 will be the Surviving Corporation’s initial director(s) and officers.

1.7                               Effect on Capital Stock.  At the Effective Time, because of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders:

(a)                                 Common Stock of Merger Sub.  Each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and non-assessable share of the Surviving Corporation’s common stock.  Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Corporation’s common stock.

(b)                                 Conversion of Company Series A Preferred Stock.  Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a ratable share of the Cash Consideration and the Note Participation set forth on Exhibit B attached hereto (the “Series A Conversion Consideration”).  All such Company Series A Preferred Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holder of such Company Series A Preferred Stock immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the Series A Conversion Consideration.

(c)                                  Conversion of Company Series C Preferred Stock.  Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a ratable share of the Cash Consideration and the Note Participation set forth on Exhibit B attached hereto (the “Series C Conversion Consideration”).  All such Company Series C Preferred Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holder of such Company Series C Preferred Stock immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the Series C Conversion Consideration.

(d)                                 Conversion of Company Series X Preferred Stock.  Each share of Company Series X Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a ratable share of the Cash Consideration and the Note Participation set forth on Exhibit B attached hereto (the “Series X Conversion Consideration”).  All such Company Series X Preferred Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holder of such Company Series X Preferred Stock immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the Series X Conversion Consideration.

(e)                                  Conversion of Company Series Y Preferred Stock.  Each share of Company Series Y Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a ratable share of the Cash Consideration set forth on Exhibit B attached hereto (the “Series Y Conversion Consideration”).  All such Company Series Y Preferred Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holder of such Company Series Y Preferred Stock immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the Series Y Conversion Consideration.

(f)                                   Conversion of Company Class A Common Stock.  Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a ratable share of the Cash Consideration and the Note Participation set forth on Exhibit B attached hereto (the “Class A Conversion Consideration”).  All such Company Class A Common Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holder of such Company Class A Common Stock immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the Class A Conversion Consideration.

(g)                                  Conversion of Company Class B Common Stock.  Each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a ratable share of the Cash Consideration and the Note Participation set forth on Exhibit B attached hereto (the “Class B Conversion Consideration”).  All such Company Class B Common Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holder of such Company Class B Common Stock immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the Class B Conversion Consideration.

(h)                                 Stock Splits, etc. and Stock Transfer Books.  Each Outstanding Share will be deemed at any time after the Effective Time to represent only the right to receive a ratable share of the Merger Consideration.  After the Effective Time, the Company’s stock transfer books will be closed and there will be no further transfers of Outstanding Shares prior to the Effective Time.

1.8                               Payments.

(a)                                 Payment of Cash Consideration.  Each Seller will be entitled to receive the amount of Cash Consideration set forth next to such Seller’s name on Exhibit B, payable by wire transfer or immediately available funds on the Closing Date to an account designated by such Seller to Parent in writing no later than three Business Days prior to the Closing Date.

(b)                                 Payments Under the Promissory Note.  Each Seller will be entitled to receive the payments in the amount and in the manner set forth in the Promissory Note.  Parent will serve as depository of the Promissory Note and will distribute all payments due under the Promissory Note to the Sellers (other than holders of Company Series Y Preferred Stock) in accordance with the terms of the Promissory Note and any subsequent instructions from the Stockholders’ Representative.

(c)                                  No Further Ownership Rights in Outstanding Shares.  All Merger Consideration will be deemed to have been issued in full satisfaction of all rights pertaining to the Outstanding Shares.

1.9                               Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company, the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Parent will cause them to take, all such lawful and necessary action.

1.10                        Adjustment to Merger Consideration.  The principal amount of the Promissory Note will be adjusted as follows:

(a)                                 Adjustments to the Promissory Note.  The principal amount of the Promissory Note will be subject to an adjustment determined in the following manner:

(i)                                     The principal amount of the Promissory Note will be decreased by the amount of Indebtedness (if any) as of the Closing (provided such Indebtedness is not included in Current Liabilities) and increased (decreased) by the amount by which the Working Capital as of the Closing Date exceeds (is less than) $300,000.

(ii)                                  As promptly as practicable after the Closing Date, but not later than 90 calendar days thereafter, Parent will deliver to Stockholders’ Representative a schedule setting forth in reasonable detail Parent’s calculation of the proposed adjustments to the principal amount of the Promissory Note made pursuant to Section 1.10(a)(ii)  as of the Closing Date based on the balance sheet of the Company as of the Closing (the “Post-Closing Estimated Adjustment Amount”).

(iii)                               The Post-Closing Estimated Adjustment Amount will be subject to Stockholders’ Representative’s review.  In reviewing the Post-Closing Estimated Adjustment Amount, Stockholders’ Representative will have the right to communicate with, and to review the work papers, schedules, memoranda and other documents Parent prepared or reviewed in determining the Post-Closing Estimated Adjustment Amount and thereafter will have access to all relevant books and records, all to the extent Stockholders’ Representative reasonably requires to complete its review of Parent’s calculation of the Post-Closing Estimated Adjustment Amount.  Within 30 calendar days after its receipt of Parent’s calculation of the Post-Closing Estimated Adjustment Amount, Stockholders’ Representative will advise Parent whether, based on such review, it has any exceptions to such calculation.  Unless Stockholders’ Representative delivers to Parent within such 30 calendar day period a letter describing its exceptions to Parent’s calculation of the Post-Closing Estimated Adjustment Amount as set forth in the schedule Parent delivered under Section 1.10(a)(ii), the Post-Closing Estimated Adjustment Amount will be conclusive and binding on Parent and the Sellers.  If Stockholders’ Representative submits a letter detailing any exceptions to the calculation of the Post-Closing Estimated Adjustment Amount, then (A) for 30 days after the date Parent receives such letter, Stockholders’ Representative and Parent will use their commercially reasonable efforts to agree on the calculation of the Post-Closing Estimated Adjustment Amount and (B) lacking such agreement, the matter will be referred to an independent accounting firm, approved by the Parent and Stockholders’ Representative, who will determine the correct Post-Closing Estimated Adjustment Amount within 30 days of such referral, which determination will be final and binding on Parent and the Sellers for all purposes.  The amount determined in accordance with this Section 1.10(a)(iii) is the “Adjustment Amount.”

(b)                                 Sellers’ Dispute Fees.  The Sellers shall pay 50% of all fees and expenses of any accounting firm engaged pursuant to Section 1.10(a)(iii) to determine the Adjustment Amount (“Sellers’ Dispute Fees”).

(c)                                  Final Adjustment Amount.  Within two business days of the date the Adjustment Amount is determined, the principal amount of the Promissory Note shall be adjusted to reflect any net increase or decrease of the principal amount of the Promissory Note resulting from (A) adding or subtracting, as appropriate, the Adjustment Amount, and (B) subtracting the amount, if any, of Sellers’ Dispute Fees.  The aggregate net amount of the adjustment determined in accordance with this Section 1.10(c) is the “Final Adjustment Amount”.  The amount payable to each Seller who is a payee under the Promissory Note shall be determined by multiplying the Note Participation of such Seller set forth on Exhibit B by the amount of the Promissory Note as adjusted by the Final Adjustment Amount.  No interest shall accrue and be payable on any portion of the Promissory Note adjusted for any decrease in such principal amount as a result of any adjustment pursuant to this Section 1.10(c).

(d)                                 Adjustment of Interest Rate.  The Sellers hereby acknowledge and agree that in the event the Sellers fail to pay Indebtedness of the Acquired Entities and Transaction Expenses in excess of an aggregate amount of $10,000 prior to or on the Closing Date, the interest rate under the Promissory Note shall be adjusted from 8.5% to 6.5% effective as of the Closing Date; provided that the Sellers shall have sixty (60) days after receipt of written notification from Parent to pay any such amounts before the interest rate is adjusted.

(e)                                  Amendment and Restatement of Promissory Note.  The Sellers acknowledge and agree that the Stockholders’ Representative is authorized and directed to amend and restate the Promissory Note to reflect the Final Adjustment Amount and any interest rate adjustment pursuant to Section 1.10(d) effective as of the Closing Date.

ARTICLE II
PARENT PARTY REPRESENTATIONS AND WARRANTIES

Each Parent Party represents and warrants to the Company and the Sellers that the statements contained in this Article II are correct and complete as of the date of this Agreement.

2.1                               Entity Status.  Each Parent Party is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization.  There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of either Parent Party.

2.2                               Power and Authority; Enforceability.  Each Parent Party has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions.  Each Parent Party has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions.  Each Transaction Document to which a Parent Party is party has been duly authorized, executed and delivered by, and is Enforceable against, such Parent Party.

2.3                               No Violation.  The execution and delivery of the Transaction Documents to which a Parent Party is party by such Parent Party and the performance and consummation of the Transactions by each Parent Party will not (a) Breach any Law or Order to which such Parent Party is subject or any provision of its Organizational Documents; (b) Breach any Contract, Order, or Permit to which such Parent Party is a party or by which it is bound or to which any of its assets is subject; or (c) require any Consent.

2.4                               Brokers’ Fees.  No Parent Party has Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Seller could become Liable.

2.5                               Parent Financial Statements.  Parent has provided the Sellers receiving a Note Participation the following financial statements (collectively the “Parent Financial Statements”):

(a)                                 audited consolidated and unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2007, 2008, 2009 and 2010 for Parent;

(b)                                 unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the final year ended December 31, 2011 (the “Most Recent Parent Year End”) for Parent; and

(c)                                  unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Parent Interim Financial Statements”) as of and for the one month ended January 31, 2012 (the “Parent Balance Sheet Date”) for the Parent.

(d)                                 Except as set forth on Schedule 2.5, the Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Parent as of such dates and the results of operations of Parent for such periods, are correct and complete, and are consistent with the books and records of the Parent; provided, however, that the unaudited statements for the Most Recent Parent Year End and the Parent Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.  Since December 31, 2011 and except as set forth on Schedule 2.5, Parent has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to Parent’s.  Parent has no liabilities, contingent or otherwise, or forward or long-term Commitments that are not disclosed in the Parent Financial Statements or in the notes thereto, and except as disclosed therein, there are no unrealized or anticipated losses from any Commitments of Parent which may reasonably be expected to cause a Material Adverse Change.

2.6                               Parent’s Total RMR.  Schedule 2.6 hereto provides a summary of RMR qualifying as “Total RMR” under the terms of Parent’s Credit Facilities (“Parent Total RMR”).  Immediately following the Closing Date, the product of twenty-eight (28) and Parent Total RMR will be greater than the outstanding principal balance under the Parent Credit Facilities.  Parent Total RMR shall include RMR of the Acquired Entities.

2.7                               Representations Complete.  Except as and to the extent set forth in this Agreement, no Parent Party makes any representations or warranties whatsoever (INCLUDING, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to any Acquired Entity or Seller and each of them hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to any Acquired Entity or Seller or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Acquired Entity or Seller by any director, officer, employee, agent, consultant, or representative of any Parent Party or Affiliate thereof).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE SELLERS

Each Seller represents and warrants to Parent that the statements contained in this Article III with respect to such Seller are correct and complete as of the date of this Agreement, except as set forth in the Schedules the Sellers have delivered to the Parent on the date hereof.

3.1                               Power and Authority; Enforceability.  Each Seller has the requisite competence and authority to execute and deliver each Transaction Document to which he is a party, and to perform and to consummate the Transactions.  Each Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which he is party, the performance of such Seller’s obligation’s thereunder, and the consummation of the Transactions.

Each Transaction Document has been duly authorized, executed, and delivered by, and is Enforceable against, each Seller that is party thereto.

3.2                               No Violation.  The execution and the delivery of the Transaction Documents by each Seller party thereto and the performance and consummation of the Transactions by such Seller will not (a) Breach, or conflict with, any Law or Order to which any Seller is subject, (b) except as set forth in Schedule 3.2(b), Breach any Contract, Order, or Permit to which Seller is a party or by which Seller is bound or to which any of a Seller’s assets is subject, or (c) require any Consent except for any Consents set forth in Schedule 3.2(c), all of which have, already been obtained and are in effect.  No Seller that is party to any Contract to which the Company is a party or by which the Company is bound or any of its assets is subject has Breached any such Contract.

3.3                               Seller Information.  Except as set forth on Schedule 3.3, no Seller is a party to any Contract that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement).  No Seller is a party to any other Contract with respect to any capital stock of the Company or, except as set forth in Schedule 3.3, has been a party to any other Contract that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement) except for the Contracts set forth in Schedule 3.3,  all of which have been terminated without cost or continuing obligation to the Company or Parent.

3.4                               Brokers’ Fees.  Except as set forth on Schedule 3.4, neither the Company nor any Seller has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Parent or the Company could become directly or indirectly Liable.

3.5                               Investment.  Each Seller (a) understands that neither the Promissory Note nor the Note Participation has been, and will not be, registered under the Securities Act, or under any state securities Laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Note Participation solely for Seller’s own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the Note Participation, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Note Participation, and (f) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

3.6                               Information.  Each Seller (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such Seller’s acquisition of the Note Participation contemplated hereby, and that such Seller is able to bear the economic risk of such investment indefinitely, (b) has (i) had the opportunity to meet with representative officers and other representatives of the Parent to discuss their respective businesses, assets, liabilities, financial conditions, cash flow, and operations, and (ii) received all materials, documents and other information that it deems necessary or advisable to evaluate the Note Participation and the Transactions, (c) has made its own independent examination, investigation, analysis and evaluation of the Note Participation, including its own estimate of the value of the

Note Participation, (d) has undertaken such due diligence (including a review of the Parent’s assets, properties, liabilities, books, records, and contracts) as such Seller deems adequate, including that described above.

Nothing in this Section 3.6 will preclude a Seller from relying on the representations, warranties, covenants, and agreements of Parent herein or from pursuing their remedies with respect to a Breach thereof.

3.7                               Merger Consideration. Each Seller has reviewed the attached Exhibit B and hereby agrees that the amount of Merger Consideration allocated to such Seller is correct.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
CONCERNING THE ACQUIRED ENTITIES

The Company represents and warrants to Parent that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Schedules the Company has delivered to Parent on the date hereof.

4.1                               Entity Status.  Each Acquired Entity is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization.  Each Acquired Entity is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required.  Each Acquired Entity has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and any businesses in which it currently proposes to engage.  Schedule 4.1 lists each Acquired Entity’s directors and officers.  The Company has delivered to Parent correct and complete copies of each Acquired Entity’s Organizational Documents, as amended to date.  No Acquired Entity is in Breach of any provision of its Organizational Documents.  There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of any Acquired Entity. No Acquired Entity has constituted or will constitute a “transmitting utility” as such term is defined under Article 9 of the Uniform Commercial Code.

4.2                               Power and Authority; Enforceability.  Each Acquired Entity has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions.  Each Acquired Entity has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of such Acquired Entity’s obligations thereunder, and the consummation of the Transactions.  Each Transaction Document to which any Acquired Entity is party has been duly authorized, executed, and delivered by, and is Enforceable against, such Acquired Entity.

4.3                               No Violation.  Except as listed on Schedule 4.3, or required under the terms of any security alarm monitoring license held by any Acquired Entity, the execution and the delivery of the applicable Transaction Documents by the Acquired Entities and the performance of their respective obligations hereunder and thereunder, and consummation of the Transactions by each Acquired Entity will not (a) Breach any Law or Order to which any Acquired Entity is subject or any provision of the Organizational Documents of any Acquired Entity; (b) Breach any Contract, Order, or Permit to which any Acquired Entity is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); (c) require any Consent; (d) trigger any rights of first refusal, preferential purchase, or similar rights; or (e) cause the recognition of gain or loss for Tax purposes with respect to any Acquired Entity or subject any Acquired Entity or its assets to any Tax.

4.4                               Brokers’ Fees.  Except as set forth on Schedule 4.4, no Acquired Entity has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Parent, Merger Sub, or any Acquired Entity could become directly or indirectly Liable.

4.5                               Capitalization.

(a)                                 Capitalization.  The Company’s authorized Equity Interests consist of (i) 60,000,000 shares of common stock of which (A) 53,000,000 have been designated as Company Class A Common Stock and (B) 7,000,000 have been designated as Company Class B Common Stock; and (ii) 30,000,000 shares of preferred stock of which (A) 22,500,000 have been designated Company Series A Preferred Stock, (B) 10 have been designated Company Series C Preferred Stock, (C) 3,500,000 have been designated Company Series X Preferred Stock and (D) 100,000 have been designated Company Series Y Preferred Stock.  Exhibit C sets forth the number of shares of each Equity Interest that are issued and outstanding and the number of shares of each Equity Interest that are held in treasury.  All of the Outstanding Shares: (1) have been duly authorized and are validly issued, fully paid, and non-assessable, (2) were issued in compliance with all applicable state and federal securities Laws, (3) were not issued in Breach of any Commitments, (4) are held in book-entry form and are uncertificated, and (5) as of the date hereof are held of record and owned beneficially by the Sellers as set forth in Exhibit C.  The Company has no Commitments outstanding and has no obligation to issue any Commitments.  Except as set forth on Schedule 4.5(a), (i) no additional Commitments will arise in connection with the Transactions, (ii) there are no Contracts with respect to the voting or transfer of the Company’s Equity Interests, and (iii) the Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.  All Company Class B Common Stock that has been repurchased by the Company has been repurchased in compliance with all applicable agreements executed in connection with the issuance of such Company Class B Common Stock.

(b)                                 Outstanding Shares; Stockholder Information.  Each Stockholder holds of record and owns beneficially the number of Outstanding Shares as set forth next to such Stockholder’s name in Exhibit C free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws).  With respect to each Stockholder, Exhibit C also sets forth the address, state of residence and federal tax identification number (or social security number, as applicable) of such Stockholder as of the date hereof as provided to the Company, except as otherwise noted thereon.  To the Company’s Knowledge, (i) no Stockholder is a party to any Contract that could require such Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement) and (ii) no Stockholder is a party to any other Contract with respect to any capital stock of the Company or, except as set forth in Schedule 4.5(b), has been a party to any other Contract that could require such Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement) except for the Contracts set forth in Schedule 4.5(b), all of which have been terminated without cost or continuing obligation to the Company or Parent.

4.6                               Records.  The copies of the Acquired Entities’ Organizational Documents that were provided to Parent are accurate and complete and reflect all amendments made through the date hereof.  The Acquired Entities’ minute books and other records made available to Parent for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the stockholders, directors, members, managers, or other such representatives of the Acquired Entities taken by written consent, at a meeting, or otherwise since formation.

4.7                               Acquired Subsidiary.  Schedule 4.7  sets forth the following information for the Acquired Subsidiary:  (a) its name and jurisdiction of creation, formation, or organization; (b) the number of authorized Equity Interests of each class of its Equity Interests; (c) the number of issued and outstanding Equity Interests of each class of its Equity Interests, the names of the holders thereof, and the number of Equity Interests held by each such holder; and (d) the number of Equity Interests held in treasury.  All of the issued and outstanding Equity Interests of the Acquired Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable.  The Company holds of record and beneficially owns all of the outstanding Equity Interests of the Acquired Subsidiary, free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities Laws).  No Commitments exist or are authorized with respect to the Acquired Subsidiary or its Equity Interests and no such Commitments will arise in connection with the Transactions.  The Acquired Subsidiary is not obligated to redeem or otherwise acquire any of its Equity Interests.  No Acquired Entity controls, directly or indirectly, or has any direct or indirect Equity Interest in any Person that is not an Acquired Subsidiary.

4.8                               Financial Statements.  The Company has provided Parent with true and accurate copies of the following financial statements (collectively the “Financial Statements”):

(a)                                 audited consolidated and unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2007, 2008, 2009 and 2010 for the Acquired Entities;

(b)                                 unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the final year ended December 31, 2011 (the “Most Recent Year End”) for the Acquired Entities; and

(c)                                  unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Interim Financial Statements”) as of and for the two months ended February 29, 2012 (the “Balance Sheet Date”) for the Acquired Entities.

Except as set forth on Schedule 4.8, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby,

present fairly the financial condition of the Acquired Entities as of such dates and the results of operations of the Acquired Entities for such periods, are correct and complete, and are consistent with the books and records of the Acquired Entities; provided, however, that the unaudited statements for the Most Recent Year End and the Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.  Since December 31, 2011 and except as set forth on Schedule 4.8, no Acquired Entity has effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to the Company’s.  No Acquired Entity has any liabilities, contingent or otherwise, or forward or long-term Commitments that are not disclosed in the Financial Statements or in the notes thereto, and except as disclosed therein, there are no unrealized or anticipated losses from any Commitments of any Acquired Entity which may reasonably be expected to cause a Material Adverse Change.

Except as set forth on Schedule 4.8, during the 180 days preceding the Closing Date, the Acquired Entities (i) have collected and treated accounts receivable in a manner consistent with past practice and (ii) have paid and treated accounts payable in a manner consistent with past practice with such accounts payable being paid promptly after incurrence or receipt of an invoice related thereto.  During the 180 days preceding the Closing Date, the inventory of the Acquired Entities has been maintained at levels consistent with past practice.

The Company as of the Closing Date (before giving effect to the transactions contemplated by this Agreement or any financing related thereto) has cash assets ((i) excluding (A) cash equivalents and (B) monies paid by the Company and not yet, as of the Closing Date, withdrawn from or debited to its bank accounts including electronic fund transfer or checks issued, but including (ii) certificates of deposit, cash on deposit, monies received by the Company and not yet, as of the Closing Date, deposited in or credited to its bank accounts including electronic fund transfers or checks received (such monies received but not deposited or credited being “Uncredited Cash Receipts”) (such cash assets, with such exclusions and inclusions, collectively, “Cash Assets”) in an amount of at least $10,000.

The Company has no outstanding liability for, and will not bear after the Closing Date, any Company Transaction Expenses.  The Sellers shall pay and discharge any Company Transaction Expenses to the extent any remain outstanding as of the Closing Date.

4.9                               Subsequent Events.  Except as set forth in Schedule 4.9, since December 31, 2011, the Acquired Entities have operated in the Ordinary Course of Business and, as of the date hereof there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate could reasonably be expected to have a Material Adverse Effect on any Acquired Entity.  Without limiting the foregoing, since that date, none of the following have occurred:

(a)                                 No Acquired Entity has sold, leased, transferred, or assigned any assets other than for a fair consideration in the Ordinary Course of Business and sales of assets not exceeding $15,000 singularly or $100,000 in the aggregate.

(b)                                 No Acquired Entity has entered into any Contract (or series of related Contracts) either involving more than $20,000 or outside the Ordinary Course of Business.

(c)                                  No Encumbrance has been imposed upon any assets of any Acquired Entity.

(d)                                 No Acquired Entity has made any capital expenditure (or series of related capital expenditures) involving more than $20,000 individually, $100,000 in the aggregate, or outside the Ordinary Course of Business.

(e)                                  No Acquired Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person involving more than $20,000 singularly, $100,000 in the aggregate, or outside the Ordinary Course of Business.

(f)                                   No Acquired Entity has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $15,000 individually or $100,000 in the aggregate.

(g)                                  No Acquired Entity has delayed or postponed the payment of accounts payable or other Liabilities either involving more than $50,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(h)                                 No Acquired Entity has canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $50,000 or outside the Ordinary Course of Business.

(i)                                     No Acquired Entity has granted any Contracts or any rights under or with respect to any Intellectual Property.

(j)                                    There has been no change made or authorized to be made to the Organizational Documents of any Acquired Entity.

(k)                                 No Acquired Entity has issued, sold, or otherwise disposed of any of its Equity Interests.

(l)                                     No Acquired Entity has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests (other than dividends and other transactions solely among the Acquired Entities).

(m)                             No Acquired Entity has experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties.

(n)                                 No Acquired Entity has made any loan to, or entered into any other transaction with, any of its directors, officers, or employees.

(o)                                 No Acquired Entity has entered into any employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract.

(p)                                 No Acquired Entity has committed to pay any bonus or granted any increase in the base compensation (i) of any director or officer, or an employee who is also a Seller or an Affiliate of a Seller or (ii) outside of the Ordinary Course of Business, of any of its other employees.

(q)                                 No Acquired Entity has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan).

(r)                                    No Acquired Entity has made any other change in employment terms for (i) any officer or employee thereof that is a Seller or an Affiliate thereof or (ii) outside of the Ordinary Course of Business, any of its other directors, officers, or employees.

(s)                                   No Acquired Entity has made or pledged to make any charitable or other capital contribution either involving more than $5,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(t)                                    There has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to the Acquired Entities either involving more than $50,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(u)                                 No Acquired Entity has committed to any of the foregoing.

4.10                        Liabilities.  No Acquired Entity has any Liability, except for (a) Liabilities quantified on the face of the Interim Financial Statements (rather than in any notes thereto) and not heretofore paid or discharged and (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities quantified on the face of the Interim Financial Statements (rather than any notes thereto).

4.11                        Legal Compliance.  Each Acquired Entity and its respective predecessors and Affiliates has complied in all material respects with all applicable Laws, and no Action is pending or Threatened against it alleging any failure to so comply.  The Acquired Entities do not provide services to any residential customers.

4.12                        Tax Matters.

(a)                                 Each Acquired Entity has filed all Tax Returns that it was required to file.  All such Tax Returns were accurate, correct and complete in all respects and accurately reflect the facts regarding the income, business, assets, operations, activities, status, or other matters of each Acquired Entity or any other information required to be shown thereon.  All Taxes each Acquired Entity owes (whether or not shown on any Tax Return) have been paid.

(b)                                 Except as set forth on Schedule 4.12(b), no Acquired Entity currently is the beneficiary of any extension of time within which to file any Tax Return.  No Action has ever been initiated or Threatened by a Governmental Body in a jurisdiction where an Acquired Entity does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction.

There are no Encumbrances on any of the assets of any Acquired Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)                                  Each Acquired Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, holder of its Equity Interests, or other third party.

(d)                                 Each Acquired Entity has properly charged, collected, and paid all applicable sales, use, excise and other similar Taxes.

(e)                                  Each Acquired Entity has, with respect to any persons characterized by them as independent contractors, and not as employees, as of the date of initial designation, reasonably characterized them as independent contractors under then existing laws (including, without limitation, their characterization as independent contractors for income and employment Tax withholdings and payments).

(f)                                   There is no Threatened assessment of, or any Basis for, any additional Taxes for any period for which Tax Returns have been filed.  There is no Action concerning any Tax Liability of any Acquired Entity either (i) claimed or raised (ii) as to which the Company has Knowledge.  Schedule 4.12(f) lists all Tax Returns filed with respect to each Acquired Entity for taxable periods ended on or after December 31, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company has delivered to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Acquired Entity since December 31, 2007.

(g)                                  No Acquired Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)                                 No Acquired Entity has filed a consent under Code section 341(f) concerning collapsible corporations.

(i)                                     No Acquired Entity has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

(j)                                    Each Acquired Entity has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.

(k)                                 No Acquired Entity is a party to any Tax allocation or sharing Contract.

(l)                                     Since December 31, 2004, no Acquired Entity (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than each Acquired Entity) under Treasury Regulations section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

(m)                             Schedule 4.12(m) sets forth the following information with respect to each Acquired Entity as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the Transactions):  (i) the basis of each Acquired Entity in its respective assets; (ii) the basis of the Company in its Equity Interests (or the amount of any Excess Loss Account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, or excess charitable contribution allocable to each Acquired Entity; (iv) the amount of any deferred gain or loss allocable to each Acquired Entity arising out of any “intercompany transactions,” as defined in Treasury Regulations section 1.1502-13, and (v) all material elections with respect to Taxes affecting any Acquired Entity.

(n)                                 The unpaid Taxes of the Acquired Entities, including without limitation Straddle Period Taxes (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Entities in filing their Tax Returns.

(o)                                 No Acquired Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

4.13                        Title to and Condition of Assets.  The Acquired Entities have good, marketable, and indefeasible title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets (a) located on their premises, shown on the Interim Financial Statements, or acquired after December 31, 2011 and (b) necessary for the conduct of their business as currently conducted and as currently proposed to be conducted, in each case free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since December 31, 2011.  Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear), and is suitable for the purposes for which it is currently used and currently is proposed to be used.

4.14                        Real Property.  No Acquired Entity owns any real property.  Schedule 4.14 lists all real property any Acquired Entity leases.  Schedule 4.14 also contains an accurate and complete list of all leases and other material Contracts in respect of real property any Acquired Entity leases, accurate and complete copies of which have been delivered to Parent.  Except as set forth on Schedule 4.14, all of such leases and Contracts included on Schedule 4.14 are Enforceable against the Acquired Entity to which they apply, and, to the Company’s Knowledge, the applicable counter-parties (and their successors).  All buildings, plants, and structures the

Acquired Entities use lie wholly within the boundaries of the real property the Acquired Entities lease and do not encroach upon any other Person’s property.

4.15                        Intellectual Property.

(a)                                 Schedule 4.15(a) contains a summary description of each Acquired Entity’s Patents.

(b)                                 Schedule 4.15(b) lists each Acquired Entity’s Marks.  All Marks required to be listed that have been registered with the United States Patent and Trademark Office or with a Secretary of State office are currently in compliance with all formal legal requirements (including the timely post-registration filing of declarations/affidavits of use and incontestability and renewal applications), are valid and Enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within 90 days after the Closing Date.  No Mark required to be listed has been or is now involved in any opposition, invalidation, or cancellation and no such action is Threatened with the respect to any such Mark.  All products and materials containing a Mark required to be listed bear the proper legal notice where permitted by Law.

(c)                                  Schedule 4.15(c) lists each Acquired Entity’s Copyrights.  All Copyrights required to be listed that have been registered are currently in compliance with formal legal requirements, are valid and Enforceable, and are not subject to any maintenance fees or taxes renewals or actions falling due within 90 days after the Closing Date.  Each Acquired Entities’ copyrights that were obtained via transfer/assignment were properly assigned in writing by the assigner/owner as required by U.S. Copyright Law.  All works encompassed by Copyrights required to be listed have been marked with the proper copyright notice.

(d)                                 Schedule 4.15(d)(1) lists all Software developed by or for the Company.  Schedule 4.15(d)(2) lists all originators, developers, or programmers (other than employees), contractors or agents, who have written any portion of or contributed to any development of such Software (collectively, the “Developers”).  Schedule 4.15(d)(3) contains a complete and accurate list of all code incorporated into such Software that was not specifically written or developed for use in such Software (the “Preexisting Code”).  This list includes code from toolkits, from preexisting code written by the Developers and/or from third-party software used to write or otherwise contribute to the development of any such Software.  After Closing, the Acquired Entities will have at least a non-exclusive right to use any such Preexisting Code and there are no third-party rights to such Preexisting Code that will materially interfere with any Acquired Entity’s ownership and use of such Software.

(e)                                  Schedule 4.15(e) lists each Trade Secret of any Acquired Entity.  With respect to each Trade Secret required to be listed, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on any individual’s knowledge or memory.  The Acquired Entities have taken all reasonable precautions to protect such Trade Secret’s secrecy, confidentiality, and value.  No Trade Secret required to be listed is part of the public knowledge or literature, or, to the Company’s Knowledge, has been used, divulged, or appropriated either for the benefit of any third Person or to any Acquired Entity’s detriment.  No Trade Secret required to be listed is subject to any adverse claim nor has any adverse claim been Threatened with respect to any such Trade Secret.

(f)                                   The Acquired Entities own or have the right to use pursuant to an Enforceable Contract all Intellectual Property necessary or desirable to operate the Acquired Entities’ businesses as currently conducted.  Each item of Intellectual Property that each Acquired Entity owned or used immediately prior to the Closing will be owned or available for use by such Acquired Entity on identical terms and conditions immediately subsequent to the Closing.  Each Acquired Entity has taken all commercially reasonable action to properly acquire legal title, maintain and protect each item of Intellectual Property that it owns or uses.

(g)                                  The Company has delivered to Parent correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of any Acquired Entity’s Intellectual Property.  With respect to each such item of Intellectual Property:

(i)                                     an Acquired Entity possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(ii)                                  the item is not subject to any outstanding Order;

(iii)                               no Action is pending or Threatened which challenges the Enforceability, use, or ownership of the item; and

(iv)                              except pursuant to or in connection with the terms of customer contracts, no Acquired Entity has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(h)                                 Except as set forth on Schedule 4.15(h), (1) to the Company’s Knowledge, no Acquired Entity has interfered with, infringed upon, misappropriated, or otherwise violated or come into conflict with any other Person’s Intellectual Property; (2) no Acquired Entity has ever received any notice alleging any such interference, infringement, misappropriation, violation, or conflict described in Section 4.15(h)(1) (including any claim that each Acquired Entity must license or refrain from using any other Person’s Intellectual Property); (3) to the Company’s Knowledge, no third Person has any Intellectual Property that interferes or would be likely to interfere with any Acquired Entity’s use of any of its Intellectual Property; (4) to the Company’s Knowledge, no Acquired Entity will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of any other Person as a result of the continued operation of its businesses as currently conducted; and (5) to the Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Acquired Entity’s Intellectual Property.

(i)                                     Schedule 4.15(h)(i) identifies each item of Intellectual Property, other than Software available on a retail basis having a replacement cost of less than $1,000 per copy, that any other Person owns or has rights to and that any Acquired Entity uses.  Schedule 4.15(h)(ii) identifies each Contract pursuant to which any Acquired Entity has granted to a third party rights under or with respect to any of its Intellectual Property (together with any exceptions).  The Company has made available to Parent correct and complete copies of all Contracts with respect to such use as amended to date.

With respect to the Contracts (x) related to each item of Intellectual Property required to be identified in (1) Schedule 4.15(h)(i), the statements in clauses (i) through (viii) below are true and correct, and (2) Schedule 4.15(h)(ii), the statements in clauses (i) through (iv) below are true and correct and (y) related to each item of computer software available on a retail basis having a replacement cost of less than $1,000;

(ii)                                  the Contract is Enforceable;

(iii)                               the Contract will continue to be Enforceable on identical terms immediately following the consummation of the Transaction;

(iv)                              no Acquired Entity (and, to the Company’s Knowledge, no counter-party) is in Breach of such Contract, and to the Company’s Knowledge, no event has occurred that with notice or lapse of time would constitute a Breach thereunder;

(v)                                 no party to the Contract has repudiated any provision thereof;

(vi)                              with respect to each sublicense Contract, to the Company’s Knowledge, the representations and warranties set forth in Sections 4.15(h)(i)-(iv) are true and correct with respect to the underlying license Contract;

(vii)                           the underlying item of Intellectual Property is not subject to any outstanding Order;

(viii)                        no Action is pending or Threatened that challenges the Enforceability of the underlying item of Intellectual Property; and

(ix)                              no Acquired Entity has granted any sublicense or similar Contract with respect to the Contract.

(i)                                     Except as set forth on Schedule 4.15(i), all former and current employees of each Acquired Entity have executed written Contracts with the applicable Acquired Entity that assign to an Acquired Entity all rights to any inventions, improvements, discoveries or information relating to any Acquired Entity’s business.  No employee of any Acquired Entity has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to any Person other than the Acquired Entities.

(j)                                    Except as listed on Schedule 4.15(j), to the Company’s Knowledge, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other Person have developed which reasonably could be expected to supersede or make obsolete any product or process of any Acquired Entity.

4.16                        Inventory.  The Acquired Entities’ inventory whether reflected on the Financial Statements or not, consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and, except as set forth on the Interim Balance Sheet, none of which is slow-moving, obsolete, damaged, or defective.  Any inventory that has been written down has either been written off or written down to its net realizable value.  There has been no change in inventory valuation standards or methods with respect to the inventory in the prior 3 years.  The quantities of any kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of the Acquired Entities.  No Acquired Entity holds any items of inventory on consignment from other Persons and no other Person holds any items of inventory on consignment from any Acquired Entity.

4.17                        Contracts.  Except as otherwise disclosed in Schedules 4.14, 4.15, 4.20 and 4.25, Schedule 4.17 lists the following Contracts to which any Acquired Entity is a party:

(a)                                 Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum.

(b)                                 Any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to each Acquired Entity, or involve consideration in excess of $50,000.

(c)                                  Any Contract concerning a partnership, joint venture, or similar arrangement.

(d)                                 Any Contract (or group of related Contracts) under which any Acquired Entity has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $25,000, or under which the Contract has imposed or the Acquired Entity has suffered to exist an Encumbrance on any of its assets.

(e)                                  Any Contract concerning confidentiality or noncompetition.

(f)                                   Any Contract with any Seller or any Affiliates of any Seller, other than the Acquired Entities.

(g)                                  Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees.

(h)                                 Any collective bargaining Contract.

(i)                                     Any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits.

(j)                                    Any Contract under which it has advanced or loaned any amount to any of its directors or officers or any Seller or, outside the Ordinary Course of Business, to its employees that are not Sellers or Affiliates of any Seller.

(k)                                 Any Contract which cannot be terminated by an Acquired Entity within thirty (30) days without penalty or additional obligations and requires such Acquired Entity to pay money in an amount, or provide services valued, in excess of $180,000 during any 12-month period.

(l)                                     Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of $25,000.

The Company has provided Parent access to correct and complete copies of each written Contract (as amended to date) listed in Schedule 4.17 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.17.  Except as set forth on Schedule 4.17, with respect to each such Contract:

(i)                                     the Contract is Enforceable;

(ii)                                  the Contract will continue to be Enforceable on identical terms immediately following the consummation of the Transactions;

(iii)                               no Acquired Entity (and to the Company’s Knowledge, no counter-party) is in Breach of such Contract, and, to the Company’s Knowledge, no event has occurred that with notice or lapse of time would constitute a Breach under the Contract; and

(iv)                              no party to the Contract has repudiated any provision thereof.

4.18                        Receivables.  All of the Receivables are Enforceable, represent bona fide transactions, and arose in the Ordinary Course of Business of the Acquired Entities, and are reflected properly in their books and records.  All Receivables are good and collectible in accordance with past practices net of any bad debt allowance appearing on the Financial Statements.  To the Company’s Knowledge, no customer or supplier of any Acquired Entity has any Basis to believe that it has or would be entitled to any payment terms other than terms in the Ordinary Course of Business, including any prior course of conduct.

4.19                        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any Acquired Entity.

4.20                        Insurance.  Schedule 4.20 contains accurate and complete, (a) lists of all insurance policies and other bonds currently carried by the Acquired Entities (including, errors and omissions insurance coverage and key man life insurance policies); (b) lists of all insurance loss runs or workers’ compensation claims received for the past three policy years; and (c) copies of all insurance policies currently in effect.  Such insurance policies evidence all of the insurance that the Acquired Entities are required to carry pursuant to their Contracts and Law.  Such insurance policies are currently in full force and effect and will remain in full force and effect through their current terms.  Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Acquired Entities in accordance with prudent business practices in the industry of the Acquired Entities.  No insurance that any Acquired Entity has ever carried has been canceled nor has any such cancellation been Threatened.  No Acquired Entity has ever been denied coverage nor has any such denial been Threatened.

4.21                        Litigation.  Schedule 4.21 sets forth each instance in which any Acquired Entity (or any of such entities’ stockholders, directors, officers or employees in their capacity as such) (a) is subject to any outstanding Order or (b) is a party, the subject of, or is Threatened to be made a party or the subject of any Action.  No Action required to be set forth in Schedule 4.21 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to any Acquired Entity, and the Company has no Basis to believe that any such Action may be brought against any Acquired Entity.

4.22                        Product Warranty.  Except as set forth on Schedule 4.22, each product any Acquired Entity has designed, manufactured, sold, leased, or delivered has been in conformity in all material respects with all applicable Law, Contracts, and all applicable express and implied warranties, and no Acquired Entity has any Liability for replacement or repair thereof or other Damages in connection therewith.  Except as set forth on Schedule 4.22, no product designed, manufactured, sold, leased, or delivered by any Acquired Entity is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of sale or lease.  Schedule 4.22 includes copies of the standard terms and conditions of sale or lease for each Acquired Entity (containing applicable guaranty, warranty, and similar Liability indemnity provisions).  No Acquired Entity is aware of any difficulty in obtaining replacement parts for any of its products.

4.23                        Product Liability.  To the Company’s Knowledge, no Acquired Entity has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by any Acquired Entity.

4.24                        Labor; Employees.  To the Company’s Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with any Acquired Entity.  Each Acquired Entity is in compliance with all of its employment contracts and all applicable federal, state and local labor and employment Laws, including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change.  No Acquired Entity is a party to or bound by any collective bargaining Contract, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  No Acquired Entity has committed any unfair labor practice (as determined under any Law).  To the Company’s Knowledge, there is no organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any Acquired Entity’s employees.  No Acquired Entity has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months that remains unsatisfied.  No later than five business days prior to the Closing Date, the Company shall provide Parent with a list setting forth the number of employees terminated from each site of employment of each Acquired Entity during the 90-day period ending on the Closing Date (which list shall not include any employees that may be terminated on the Closing Date at the direction of Parent) for reasons qualifying the termination as “employment losses” under WARN and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to WARN.  No Acquired Entity has any direct or indirect Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

4.25                        Employee Benefits.  Schedule 4.25 lists each Employee Benefit Plan that is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal Liability (within the meaning of Section 4201 of ERISA) has been incurred, by any Acquired Entity or any ERISA Affiliate (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) for the benefit of any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries), and pursuant to which any Acquired Entity or any ERISA Affiliate has or may have any Liability.

(a)                                 The Company has made available to Parent a correct and complete copy (or, to the extent no such copy exists or the Employee Benefit Plan is not in writing, an accurate written description) of each Employee Benefit Plan required to be listed on Schedule 4.25 and, as applicable, all material Contracts, the most recent summary plan description, summary of material modifications and any other written communication (or a written description of any oral communications) concerning the extent of the benefits provided under such Employee Benefit Plan, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual Reports and attached schedules, all discrimination tests for the most recent plan year, all correspondence for the last three years with the Internal Revenue Service, the United States Department of Labor, or any other Governmental Body regarding the operation or administration of any such Employee Benefit Plan, all related trust, insurance, and other funding Contracts that implement each such Employee Benefit Plan, and any other documents in respect of any such Employee Benefit Plan reasonably requested by the Parent.

(b)                                 Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been established and administered in all material respects in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and all other applicable Laws.  No individual who has performed services for any Acquired Entity has been improperly excluded from participation in any such Employee Benefit Plan.  Other than routine claims for benefits, no liens, lawsuits or complaints to or by any person or Governmental Body have been filed against any such Employee Benefit Plan or any Acquired Entity or, to the Knowledge of the Company, against any other person or party and, to the Knowledge of the Company, no such liens, lawsuits or complaints are contemplated or threatened with respect to any such Employee Benefit Plan.  There are no audits or proceedings initiated pursuant to the IRS Employee Plans Compliance Resolution System of the Internal Revenue Service (currently set forth in Revenue Procedure 2008-50) or similar proceedings pending with the Internal Revenue Service or United States Department of Labor with respect to any such Employee Benefit Plan.

(c)                                  All required reports, returns, notices and descriptions that are required to have been filed with or furnished to the Internal Revenue Service, the United States Department of Labor, or any other Governmental Body, or to the participants or beneficiaries of such Employee Benefit Plan, have been filed or furnished appropriately and on a timely basis with respect to each such Employee Benefit Plan, if applicable.  The requirements of Part 6 of

Subtitle B of Title I of ERISA and of Code section 4980B have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d)                                 All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the terms of any such Employee Benefit Plan, or in accordance with applicable Law, as of the date hereof have been timely made or reflected on the appropriate Acquired Entity’s financial statements in accordance with GAAP.  All Liabilities or expenses of any Acquired Entity in respect of any such Employee Benefit Plan (including workers compensation) which have not been paid, have been properly accrued in the Ordinary Course of Business by the Acquired Entities in accordance with GAAP.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(e)                                  Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code section 401(a) and has received a favorable determination letter from the Internal Revenue Service to that effect and that its related trust is exempt from taxation under Section 501(a) of the Code, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material Liability, penalty or tax under ERISA, the Code or any other applicable Laws.

(f)                                   No Acquired Entity or any ERISA Affiliate maintains, contributes or has any liability, whether contingent or otherwise, with respect to, or has within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Employee Benefit Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which any Acquired Entity or ERISA Affiliate previously maintained or contributed to within such preceding six years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) except as set forth in Schedule 4.25(f), maintained by more than one employer within the meaning of Section 413(c) of the Code; (iii) subject to Sections 4063 or 4064 of ERISA; (iv) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA; (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (vi) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code.

(g)                                  Neither any Acquired Entity or ERISA Affiliate, nor any organization to which an Acquired Entity or ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

(h)                                 There have been no non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan that, individually or in the aggregate, could reasonably be expected to subject any Acquired Entity to a tax or penalty imposed by Section 4975 of the Code or Section 501, 502, or 510 of ERISA.

(i)                                     To the Company’s Knowledge, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code, or any other applicable Laws in connection with the administration or investment of the assets of any such Employee Benefit Plan.

(j)                                    Except as set forth in the employment agreements set forth on Schedule 4.25, each of which will be terminated in connection with the Transaction, no Acquired Entity or any ERISA Affiliate (i) maintains or contributes to any Employee Benefit Plan that provides, or has any Liability to provide, life insurance, medical, severance, or other employee welfare benefits to any current or former officer, director, employee, leased employee, consultant, or agent (or their respective beneficiaries) upon his or her retirement or termination of employment, except as may be required by Code section 4980B, and at the sole expense of such individual, except as otherwise required by Code section 4980B; or (ii) has ever represented, promised, or Contracted (whether in oral or written form) to any such individual (either individually or as a group) that such individual or individuals would be provided with life insurance, medical, severance, or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Code section 4980B, and at the sole expense of such individual, except as otherwise required by Code section 4980B.

(k)                                 Neither the execution and delivery of this Agreement nor the Transactions will (either alone or in combination with any other event) (i)  result in any payment becoming due (whether of severance pay or otherwise) or increase the amount of any compensation due, acceleration of the time of payment or of vesting, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits with respect to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) other than payments arising under the Employment Agreements, the Dunn Non-Competition Agreement and the Hagar Non-Competition Agreement; (ii) result in a non-exempt Prohibited Transaction; (iii) result in the triggering or imposition of any restrictions or limitations on the right of any Acquired Entity or the Parent to amend or terminate any Employee Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable Taxes; or (iv) result in a payment or benefit that could, individually or in combination with any other such payment or benefit, be characterized as an “excess parachute payment” as defined in Code section 280G(b)(l).  No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from any Acquired Entity with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(l)                                     No Acquired Entity has any plan or Contract, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any such Employee Benefit Plan.  The Acquired Entities may amend or terminate any such Employee Benefit Plan (other than an Employee Agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

(m)                             No such Employee Benefit Plan covers any current or former officers, directors, employees, leased employees, consultants or agents (or their respective beneficiaries) of any Acquired Entity outside of the United States.

(n)                                 The Acquired Entities have made, for all periods prior to the Closing (including the Closing Date), all contributions that may be required under any Employee Pension Benefit Plan on behalf of all employees of the Acquired Entities entitled to such contributions.  In addition, the Acquired Entities have made (to the extent not previously made), for all periods prior to the Closing (including the Closing Date), contributions to all other Employee Benefit Plans required to be made on or before the Closing.

4.26                        Environmental, Health, and Safety Matters.

(a)                                 Each Acquired Entity and its respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(b)                                 Each Acquired Entity and its respective Affiliates has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.  A list of all such Permits is set forth in Schedule 4.26(b).  Except as set forth in Schedule 4.26(b), such Permits are in full force and effect, free from Breach, and the Transactions will not adversely affect them.

(c)                                  Except as listed on Schedule 4.26(c), no Acquired Entity nor any of its respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial, or corrective Liabilities, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(d)                                 Except as listed on Schedule 4.26(d), none of the following exists at any property or facility currently or previously owned or operated (whether by fee interest, leasehold interest, or otherwise) by the Acquired Entities: (i) under or above-ground storage tanks; (ii) asbestos containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

(e)                                  No Acquired Entity nor any of its respective predecessors or Affiliates has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Damages, including any Damages for response costs, corrective action costs, personal injury, property damage, or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.  For this section “Hazardous Materials” means any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, control, or remediation under any Environmental, Health, and Safety Requirement, including the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, and the Resource Conservation and Recovery Act.

(f)                                   The Transactions will not result in any Liabilities for site investigation or cleanup, or require the Consent of any Person, pursuant to any Environmental, Health, and Safety Requirements including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(g)                                  No Acquired Entity nor any of their predecessors or Affiliates has, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(h)                                 No facts, events or conditions relating to the past or present facilities, properties or operations of the Acquired Entities, nor any of their respective predecessors or Affiliates, will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any Damages or any other Liabilities under Environmental, Health, and Safety Requirements.

4.27                        Customers and Suppliers.  Schedule 4.27 lists the Acquired Entities’ (a) 20 largest customers in terms of sales during (i) the 12-month period ended as of the Most Recent Year End and (ii) the two-month period ended as of the Balance Sheet Date and states the approximate total sales by the Acquired Entities to each such customer during such periods, respectively, and (b) ten largest suppliers during the 12-month period ended as of the Most Recent Year End and the two-month period ended as of the Balance Sheet Date.  Except as set forth in Schedule 4.27, no Acquired Entity has received notice (verbal or written) of termination or an intention to terminate the relationship with the Acquired Entities from any customer or supplier.  Schedule 4.27 also sets forth all customers who have notified either Acquired Entity that they issued a RFP, a request for pricing, or will be issuing a RFP within the next 60 days.

4.28                        Permits.  To the Company’s Knowledge, the Acquired Entities possess all Permits required to be obtained for their businesses and operations.  Schedule 4.28 sets forth a list of all such Permits.  Except as set forth in Schedule 4.28, with respect to each such Permit:

(a)                                 it is valid, subsisting and in full force and effect;

(b)                                 there are no violations of such Permit that would result in a termination of such Permit;

(c)                                  no Acquired Entity has received notice that such Permit will not be renewed; and

(d)                                 except for the impact that the Transactions may have on security alarm monitoring licenses held by the Acquired Entities, the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

4.29                        Foreign Corrupt Practices Act Compliance.  No Acquired Entity has, directly or indirectly, in connection with the Acquired Entities’ business, made or agreed to make any payment to any Person connected with or related to any Governmental Body, except payments or contributions required or allowed by applicable Law.  The internal accounting controls and procedures of the Acquired Entities are sufficient to cause the Acquired Entities to comply with the Foreign Corrupt Practices Act.

4.30                        Export and Sanctions Laws.  Each Acquired Entity has been in material compliance with all applicable Export and Sanctions Laws.  To the Knowledge of the Company, no Acquired Entity nor any Person controlling the Company is designated on any Denied Party Lists or has engaged in any transaction with or for the benefit of any Person that is designated on any Denied Party Lists or that is subject to any Law prohibitions including Laws relating to any export sanction or export restriction.

4.31                        Certain Business Relationships with the Acquired Entities.

(a)                                 No Seller or any of its Affiliates has been involved in any business arrangement or relationship with any Acquired Entity within the past 24 months, and no Seller or any of its Affiliates owns any asset that is used in any Acquired Entity’s business.

(b)                                 All Contracts and transactions by and between any Seller or any Affiliate of any Seller, on the one hand, and the Acquired Entities, on the other hand, have been terminated, without any cost or continuing obligation to the Acquired Entities or Parent other than the payments and obligations created by this Agreement and the Transaction Documents.  Each Seller and any Affiliate thereof (other than an Acquired Entity) has satisfied, paid in full or discharged all Liabilities they had to the Acquired Entities, including the notes receivable described on Schedule 4.31(b) (the “Note Receivables”).   Each Acquired Entity has satisfied, paid in full or discharged all Liabilities it had to any Sellers (or their Affiliates (other than an Acquired Entity)), including the notes payable described on Schedule 4.31(b).

4.32                        Product Recalls.

(a)                                 (A) The Acquired Entities have not received any written notice, demand, claim, or inquiry and there is no Action of a civil, criminal or administrative nature (collectively, “Notices”) pending, or to the Company’s Knowledge, threatened before any Governmental Body in which a Product is alleged to have a Defect or relating to or resulting from any alleged failure to warn or from any alleged breach of express or implied warranties or representations, nor, to the Company’s Knowledge, is there any valid basis for any such Action; (B) no Notice would, if adversely determined, have, individually or in the aggregate, a Material Adverse Effect on the Acquired Entities; (iii) there has not been any recall or post-sale general consumer warning since December 31, 1999 (collectively, “Recalls”) of any Product, or, to the Company’s Knowledge, any investigation or consideration of or decision made by any Person concerning whether to undertake or not to undertake any Recalls and the Acquired Entities have received no notices from any Governmental Body or any other Person in respect of the foregoing; and (D) to the Company’s Knowledge, there are currently no material defects in design, manufacturing, materials or workmanship, including, any failure to warn, or any breach of applicable express or implied warranties or representations, which involve any of the Acquired Entities’ Products.  The

Acquired Entities have not received a written or, to the Company’s Knowledge, an oral claim for or based upon breach of product warranty or similar claim (other than warranty or guaranty claims in the Ordinary Course of Business not material in amount or significance), strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its Products.  The Acquired Entities have never undertaken any recall of any of its Products.

(b)                                 As used herein, (A) “Defect” means a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity or dangerous propensity; and (B) “Product” means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Acquired Entities.

4.33                        Margin Stock.  No Acquired Entity engages or intends to engage principally, as one or more of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).

4.34                        Investment Companies; Regulated Entities.  Neither Acquired Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Advisors At of 1940, as amended, (b) subject to regulation under the Public Utility Holding Company Act of 2005, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.  No Acquired Entity is subject to any other federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money or to grant liens on any type of collateral to sure such indebtedness.

4.35                        Telephone Numbers.  Each Acquired Entity has the exclusive contractual right to use all of the telephone lines and numbers applicable to the Acquired Entities’ accounts and can convert all such lines and numbers to communicate with another central station by means of a line switch. Schedule 4.35 sets forth a list of all of the telephone numbers used in connection with the operation of the Acquired Entities’ business.  To the Company’s Knowledge, there are no announced pending plans by any telephone company to change the dialing procedures or exchange numbers within the areas servicing the Acquired Entities’ customers such that each Acquired Entity would need to reprogram their customer’s digital dialers except to the extent specific plans so to reprogram in a timely fashion have been made.

4.36                        Customer Contracts.  Except as set forth on Schedule 4.36, all customer Contracts entered into by an Acquired Entity (a) are valid, Enforceable and in full force and effect in accordance with their respective terms, (b) are assignable by such Acquired Entity without obtaining the consent of or providing notice to any customer or other Person, (c) together with all RMR related thereto, are owned by such Acquired Entity free and clear of all liens and (d) contain terms and conditions which are standard within each applicable industry, including those involving limitation of liability/liquidated damages, third-party customer rates, except where failure to comply with the above representation and warranty in this clause would not reasonably be expected to result, in a Material Adverse Change.  Without limiting the foregoing, to the Company’s Knowledge, their business and all equipment used in connection with such business are now being utilized, operated and maintained in substantial conformity with the customer Contracts.  The Acquired Entities have not in any manner at any time failed to so utilize, operate and maintain their business in a manner (i) that has caused a cancellation or termination of any material number of the customer Contracts (and to the Company’s Knowledge, no customers have Threatened to cancel such material number of Contracts), or resulted in liability for damages under any of the customer Contracts or (ii) that has resulted in the cancellation of customer Contracts representing current RMR in excess of $25,000 (and to the Company’s Knowledge, no customer has Threatened such cancellation) or adversely affect the rights of the Acquired Entities under customer Contracts representing RMR in excess of $25,000.  No Acquired Entity is a party to any franchise, license, distributor or other similar type of agreement other than those listed on Schedule 4.36.  The Acquired Entities’ predecessors under customer Contracts acquired by an Acquired entity were, on and for a period of time after the date of acquisition, governed by non-competition or non-solicitation agreements.  Each Acquired Entity may terminate any agreement providing for the monitoring of any of its customers by any third-party on not more than thirty (30) days’ notice.  None of the Acquired Entities have sold or otherwise made its customer lists available to any third party, except for disclosures made in the Ordinary Course of Business to third-party central station monitoring vendors covered by customary confidential agreements.

4.37                        Alarm Systems.  To the Acquired Entities’ Knowledge, all of the alarm systems or Interactive Video Systems installed by the Acquired Entities, or by sellers under contracts acquired by the Acquired Entities, are in good working order and condition (subject to ordinary wear and tear, routine service needs and customer misuse, failure of a customer to report to the Acquired Entities any problem with an alarm system or an Interactive Video System known to the customer and customer non-use excepted), and have been installed and maintained in accordance with good and workmanlike practices prevailing in each applicable industry at the time of installation in accordance with specifications or standards appropriate for their business and all governmental authorities.  To the Company’s Knowledge, all such alarm systems and Interactive Video Systems conform in all material respects to the contracts pursuant to which they were installed and in no case has an installation been made by an Acquired Entity (or to the best of the Company’s Knowledge, any predecessor of an Acquired Entity) which at the time of installation was in material violation of any applicable Law, code or regulation.  No Acquired Entity is aware of any difficulty in obtaining replacement parts for its product lines or installed panels and equipment, except (a) to the extent that a product is generally being phased out of the market, or (b) to the extent such difficulty would not cause a Material Adverse Change.

4.38                        Anti-Terrorism Laws.

(a)                                 General.

(i)                                     None of the Acquired Entities nor or any Affiliate of any Acquired Entity, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii)                                  None of the Acquired Entities, or any Affiliate of any Acquired Entity is any of the following (each a “Blocked Person”):

(1)                                 a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(2)                                 a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(3)                                 a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)                                 a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(5)                                 a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(6)                                 a person or entity who is Affiliated with a person or entity listed above.

(iii)                               No Acquired Entity (i) conducts any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

4.39                        Patriot Act.  Each Acquired Entity and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

4.40                        Preliminary RMR Customer List.  The Company previously delivered to Parent, to its Knowledge, a complete and accurate list of all customers producing Eligible RMR as of the Closing Date (the “Preliminary Customer List”).

4.41                        Dissenting Stockholders.  No Stockholder has exercised its right to dissent from the merger under the DGCL.  The Company has provided all notices to the Stockholders regarding the Merger as required under the DGCL.

4.42                        Merger Consideration.  Exhibits B is a complete and accurate list of all Stockholders entitled to participate in the Transaction.  The amount of Merger Consideration allocated to each Stockholder was prepared in accordance with the Company’s Organizational Documents.

4.43                        Charges, Fees, and Prepayment Obligations.  The Acquired Entities have taken all necessary steps to ensure that (a) no sums are owed or payable by the Acquired Entities to any Person in the nature of a transfer charge or processing fee with respect to any Contracts of the Acquired Entities, and (b) no sums are owed or payable as a prepayment penalty if Parent or the Acquired Entities elect to repay any Liability of the Acquired Entities that is outstanding as of the Closing Date.

4.44                        Indebtedness.  The Acquired Entities have no Indebtedness.

4.45                        Accuracy of Information Furnished.  No representation, statement, or information contained in this Agreement (including the Schedules) or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Parent or its representatives by any Acquired Entity contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading, provided that the Company makes no representations or warranties concerning any forward-looking statements, budgets and/or projections contained in any such Contracts or documents other than a representation that such forward-looking statements, budget and/or projections were made with the information known by the Company at the time and were drafted or created in good faith and based upon the Company’s commercially reasonable assumptions, estimates and/or projections based upon such information.  The Company has provided Parent with correct and complete copies of all documents listed or described in the Schedules.

ARTICLE V
COVENANTS

5.1                               General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article VI). After the Closing, Parent will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Acquired Entities.

5.2                               Litigation Support.  So long as any Parent Party actively is contesting or defending against any Action in connection with:  (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction existing on or prior to the Closing Date involving the Company (in the case of both (a) and (b) other than relating to Parent and/or Seller or their respective Affiliates and other than matters involving the attorney-client or other privileged matters), the Sellers will cooperate in all reasonable respects with such Parent Party and their counsel in the contest or defense, make themselves and their personnel available, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under Article VI).

5.3                               Transition.  No Seller will intentionally take any action that is intended to have the effect of discouraging any lessor, licensor, customer or supplier of the Company from maintaining business relationships with the Company after the Closing substantially similar as those maintained with such parties by the Company prior to the Closing.  Each Seller will, and will use commercially reasonable efforts to, refer all customer, supplier, and other inquiries relating to the respective businesses of the Company to Parent or an Affiliate thereof.

5.4                               Confidentiality.  Each Seller will treat as confidential and hold as such (a) all of the Confidential Information, and (ii) the terms and provisions of this Agreement or any Ancillary Agreement (“Confidential Terms”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of the Confidential Information which are in such Seller’s possession in each case, forever.  If any Seller is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information or Confidential Terms, that Seller will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective Order or waive compliance with this Section 5.4.  If, in the absence of a protective Order or the receipt of a waiver hereunder, any Seller that, on the written advice of counsel, is compelled to disclose any Confidential Information or Confidential Terms to any Governmental Body, arbitrator, or mediator or else stand liable for contempt, that Seller may disclose the Confidential Information or Confidential Terms to the Governmental Body, arbitrator, or mediator; provided, however; that the disclosing Seller will use its reasonable efforts to obtain, at the reasonable request of Parent, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information or Confidential Terms required to be disclosed as Parent may designate.  Each Seller will supply to the Parent any Confidential Information that it has regarding, or belonging to, the Acquired Entities.

5.5                               Release.  Effective upon Closing, each Seller, on behalf of such Seller and each of such Seller’s heirs, representatives, successors, and assigns, hereby releases and forever discharges the Company and the officers, directors, managers, employees, agents, stockholders, controlling persons, representatives, Affiliates, successors, assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Actions, Orders, Damages, Liabilities, and, except as expressly contemplated by this Agreement, Contracts whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Seller or any of such Seller’s respective heirs, representatives, successors or assigns now has, have ever had or may hereafter have against the respective Releasees, in each case, arising contemporaneously with or prior to the Closing Date.  Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any cause of Action, or commencing, instituting or causing to be commenced, any Action, of any kind against any Releasee, based upon any matter purported to be released hereby.  Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement shall not impair or diminish any of the rights or obligations of any of the Sellers pursuant to, nor shall anything herein operate as a release of any claim for Damages that any Seller may have against the Company or other Party hereto pursuant to: (a) this Agreement or any other Transaction Document, or (b) any event, condition, circumstance, practice, incident, action, omission, negligence, fault or plan first existing or occurring after the date of this Agreement.

5.6                               Transaction Expenses.  The Sellers will pay all Transaction Expenses incurred by the Sellers and the Company.  The Sellers acknowledge and agree that any Transaction Expenses incurred by the Company shall be paid by the Sellers and not the Company.  Notwithstanding the foregoing, Parent acknowledges and agrees that it may (a) require the Sellers to pay Transaction Expenses incurred by the Company prior to the Closing, or (b) treat such Transaction Expenses as Current Liabilities, but not both.  If the Transaction Expenses are included as Current Liabilities, the Cash Consideration will be reduced by the same amount in order to discharge such Transaction Expenses.

5.7                               Benefits.  Parent covenants and agrees that subject to any eligibility requirements (other than days employed by Parent or its Affiliates for which employees of an Acquired Entity will be credited with all days employed by such Acquired Entity) it will allow employees of the Acquired Entities to participate in Parent’s retirement savings plan or equivalent plan such that employees will be entitled to rollover of their Acquired Entities’ retirement plan balances into Parent’s equivalent plans.

5.8                               Cooperation With Respect to Certain Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Parent Parties and the Sellers for certain Tax matters following Closing.

(a)                                 Responsibility for Taxes.  Except as otherwise expressly provided herein, Sellers are responsible for paying all Taxes with respect to all periods commencing prior to and ending on or before the Closing Date (“Pre-Closing Taxes”).  Parent is responsible for paying, or causing to be paid, all Taxes with respect to the Company for all periods commencing after the Closing Date (“Post-Closing Taxes”).  Parent and the Sellers are responsible for paying, or causing to be paid, their respective shares of all Taxes with respect to the Company for all periods commencing prior to the Closing Date and ending after the Closing Date (“Straddle Period Taxes”).  For purposes of the preceding sentence, Liability for Straddle Period Taxes shall be determined on the basis of an interim closing of the books as of the close of business at the Closing Date as if such taxable period consisted of one taxable period ending on and including the Closing Date followed by a taxable period beginning on the day after the Closing Date (or under such other reasonable method as the parties may agree) except that:  (i) ad valorem and property Taxes and (ii) any capital, franchise, excise or similar Taxes not based on income or sales shall be determined on a pro rata daily basis of the reporting period on which the Tax is calculated.  For purposes of this Section 5.8, exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

(b)                                 Responsibility for Tax Returns.  Parent is responsible for the preparation and timely filing of all Tax Returns to be filed after the Closing Date.  All Tax Returns with respect to Pre-Closing Taxes (a “Pre-Closing Tax Return”) shall be prepared on a basis consistent with the most recent Tax Returns of the Company unless Parent determines that there is no reasonable basis for such position.  At least 20 days prior to the due date for filing any Pre-Closing Tax Return or Straddle Period Tax Return, Parent shall provide the Stockholders’ Representative with a draft of such Tax Return, if and only if Taxes are owed, and a statement of any Taxes owed in connection with the filing of such Tax Return.  Parent shall make such changes to the portions of such Tax Returns that relate solely to the Pre-Closing Taxes as the Stockholders’ Representative  may reasonably request.

(c)                                  Responsibility for Tax Payments.  At least five (5) Business Days prior to the due date for filing a Pre-Closing Tax Return or a Tax Return with respect to Straddle Period Taxes (a “Straddle Period Tax Return”), the Sellers shall deliver to Parent the funds required for the payment of all Taxes that are the responsibility of the Sellers under this Agreement.  The Sellers shall only be liable for any Straddle Period Taxes to the extent the Straddle Period Taxes exceeds the reserve for Straddle Period Taxes.

5.9                               Continuing D&O Indemnification.  Parent shall acquire, or cause the Surviving Corporation to acquire, a two (2) year “tail” insurance policy for the current directors and officers of the Company.

5.10                        Parent RMR.  Parent shall not directly or indirectly create, incur, assume, guaranty or otherwise become or remain, directly or indirectly, liable for any indebtedness for borrowed money that is contractually senior to the obligations under the Promissory Note (other than in connection with leases and purchase money security interests entered into in its Ordinary Course of Business), which is in excess of 28 times the Parent’s Total RMR (without giving effect to any modification made to the definition of Total RMR after the date hereof that would have the effect of expanding the scope of what is deemed eligible RMR under the Credit Agreement).

5.11                        Refinancing.  Each Seller, agrees to fully cooperate with Parent to complete any refinancing of Parent or make any modification to Parent’s existing Senior Debt Documents (as defined in the Subordination Agreement), including executing and delivering (at the requesting party’s expense) such additional instruments and taking such actions as may be reasonably requested by Parent provided that the Sellers shall have no obligation to cooperate if an Event of Default (as defined in the Promissory Note) (a) exists under the Promissory Note or (b) the terms of such refinancing could reasonably be expected to cause an Event of Default under the Promissory Note.

ARTICLE VI
INDEMNIFICATION

6.1                               Survival of Representations and Warranties.

(a)                                 Each representation and warranty contained in Article III and Article IV and any certificate related to such representations and warranties will survive the Closing and will continue in full force and effect for one (1) year thereafter, except the representations and warranties set forth in Sections 3.1, 3.4, 3.7, 4.1, 4.2, 4.4, 4.5, 4.7, 4.12, 4.15, 4.29, 4.30, 4.41 and 4.42 (“Seller Special Matters”), which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for five (5) years if there is no applicable statute of limitations).

(b)                                 Each representation and warranty of Parent contained in Article II and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for one (1) year, except for representations and warranties set forth in

Sections 2.1 and 2.4 (“Parent Special Matters”), which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for five (5) years if there is no applicable statute of limitations).

(c)                                  Each other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations period, unless a different period is expressly contemplated herein or thereby.

6.2                               Indemnification Provisions for Parent’s Benefit.

(a)                                 The Sellers will, jointly and severally, indemnify and hold the Seller Indemnified Parties harmless from and pay any and all Damages resulting from, arising out of, or attributable to any one of the following:

(i)            Any Breach of any representation or warranty any Acquired Entity has made in this Agreement.

(ii)                                  Any Breach by any Acquired Entity of any covenant or obligation of such in this Agreement.

(iii)                               Any event arising from the operation and ownership of, or conditions occurring with respect to, any Acquired Entity prior to 11:59 p.m. central time on the Closing Date.

(iv)                              Any Action set forth on Schedule 4.21.

(v)                                 Any Taxes imposed on the Acquired Entities or for which the Acquired Entities may otherwise be liable with respect to Tax periods before the Closing Date.

(vi)                              Disputes that arise and any amounts owed under those employment agreements set forth on Schedule 4.25.

(b)                                 The Sellers, severally and not jointly, will indemnify and hold the Seller Indemnified Parties harmless from and pay any and all Damages resulting from, arising out of, or attributable to any of the following:

(i)                                     Any Breach of any representation or warranty that such Seller has made in this Agreement.

(ii)                                  Any Breach by such Seller of any covenant or obligation of such Seller in this Agreement.

(c)                                  Notwithstanding any other provision in this Agreement to the contrary, each Seller’s maximum liability for an Indemnification Claim under this Section 6.2 shall be limited to an amount equal to (i) the total Damages to be paid pursuant to the Indemnification Claim (as limited by Section 6.5), multiplied by a fraction, the numerator of which is (ii) (A) the amount of Merger Consideration allocated to such Seller in Exhibit B hereto, and the denominator of which is (B) the total Merger Consideration allocated to all Sellers in Exhibit B hereto.

6.3                               Indemnification Provisions for the Sellers’ Benefit.  The Parent Parties will indemnify and hold the Parent Indemnified Parties harmless from and pay any and all Damages resulting from, arising out of, or attributable to any of the following:

(a)                                 Any Breach of any representation or warranty any Parent Party has made in this Agreement.

(b)                                 Any Breach by any Parent Party of any covenant or obligation of any Parent Party in this Agreement.

(c)           Any event arising from the operation and ownership of, or conditions occurring with respect to, any Acquired Entity after 11:59 p.m. central time on the Closing Date.

6.4                               Indemnification Claim Procedures.

(a)                                 In the event that any Action shall be instituted or asserted by any third party in respect of which indemnification may be sought under this Article VI (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge that is covered by this Article VI to be forwarded to the Indemnitor.  The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnitor’s obligations and the Indemnified Party’s right to indemnification with respect thereto except to the extent that the Indemnitor can demonstrate actual loss and irrevocable prejudice to the Indemnitor as a result of such failure.  The Indemnitor shall have the right, at its sole expense, to engage counsel of its choice, which counsel must be reasonably satisfactory to the Indemnified Party, to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Damages indemnified against hereunder, provided the Indemnitor shall not have the right to defend, negotiate, settle or otherwise deal with any Third Party Claim that: (i) seeks non-monetary damages of any type or nature, (ii) involves criminal conduct; (iii) involves Intellectual Property; (v) involves customers or suppliers of the Company or Parent (to the extent the Indemnitor is a Seller Party); or (vi) involves employees of the Company or Parent (or any of the direct or indirect subsidiaries) (to the extent the Indemnitor is a Seller Party).  If the Indemnitor elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Damages indemnified by it hereunder, it shall within fifteen (15) days of its receipt of notice of the Third Party Claim notify the Indemnified Party of its intent to do so.  If the Indemnitor elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Damages indemnified against hereunder, fails to provide timely notice to the Indemnified Party of its election to defend as herein provided or contests its obligation to indemnify the Indemnified Party for such Damages under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the Seller Indemnified Parties defend any Third Party Claim, then the Stockholders’ Representative shall direct set-off of the Promissory Note to reimburse, the Seller Indemnified Party for the reasonable expenses of defending such Third Party Claim upon submission to the Seller’s Representative of periodic bills.  If the Indemnitor shall assume the defense of any Third Party

Claim, the Indemnified Party may participate, at his, her or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel (and to have the Indemnitor direct the reimbursement of the Indemnified Party (either in cash, if the Indemnified Party is a Parent Indemnified Party or through set-off of the Promissory Note if the Indemnified Party is a Seller Indemnified Party) and similarly reimburse the Indemnified Party for any fees or expenses incurred in respect of such separate counsel) if (i) so requested by the Indemnitor to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Parties and the Indemnitor that would make such separate representation advisable; and provided, further, that the Indemnitor shall not be required to pay or authorize payment for more than one such counsel in any jurisdiction for all indemnified parties in connection with any Third Party Claim.  Notwithstanding anything in this Section 6.4 to the contrary, (A) if the Indemnitor has assumed the defense of any Third Party Claim as provided in this Agreement, it shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent; and (B) the Indemnitor shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a complete release by such third party of the Indemnified Party.  Notwithstanding anything in this Section 6.4 to the contrary, (A) the Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other nonmonetary relief against the Indemnified Party; and (B) the Indemnified Party shall have the right to settle any Third Party Claim involving money damages for which the Indemnified Party Indemnitor has not assumed the defense pursuant to this Section 6.4, with the written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, delayed or withheld).

(b)                                 As soon as reasonably practicable after becoming aware of a direct indemnification claim under this Article VI (i.e., an indemnification claim other than a Third Party Claim (a “Direct Claim”)), the Indemnified Party shall give a notice of such Direct Claim (each a “Claim Notice”) to the Indemnitor of such Direct Claim; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnitor from liability hereunder or affect the Indemnified Party’s  right to indemnification in respect of such claim except to the extent the Indemnitor is materially and irrevocably prejudiced as a result of such failure.

(c)                                  Within fifteen (15) days after receipt by the Indemnitor of a Claim Notice, the Indemnitor may deliver to the Indemnified Party a written response (the “Response Notice”) in which the Indemnitor:  (i) agrees that the full claimed amount (the “Full Amount”) is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Full Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no part of the Full Amount is owed to the Indemnified Party.  Any part of the Full Amount that is not agreed to be released to the Indemnified Party pursuant to the Response Notice shall be the “Contested Amount.”   If the Response Notice is not received by the Indemnified Party within such fifteen (15) Business Day period, then the Indemnitor shall be conclusively deemed to have agreed that the Full Amount is owed to the Indemnified Party.

(d)                                 If the Indemnitor (i) delivers a Response Notice indicating that there is a Contested Amount or (ii) if the Indemnitor disputes its Liability under any Third Party Claim (the “Disputed Amount”), the Indemnitor and the Indemnified Party shall attempt in good faith for a period of fifteen (15) days to resolve the dispute related to the Disputed Amount or the Contested Amount, as the case may be.  If the Indemnified Party and the Indemnitor resolve such dispute, such resolution shall be binding on the Indemnified Party and the Indemnitor, and a settlement agreement shall be signed by the Indemnified Party and the Indemnitor.  If the disputed matters cannot be resolved, the parties will submit the disputed matters to arbitration as set forth in Section 6.8 hereof.

(e)                                  Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Body, arbitrator or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

(f)                                   An Indemnification Claim made under this Article VI shall be considered timely made so long as the Parent or the Stockholders’ Representative, as the case may be, shall have received notice of such Indemnification Claim prior to or on the thirtieth (30th) day following the expiration of the one (1) year survival period or applicable statute of limitations, in each case as set forth in Sections 6.1 and 6.2, respectively.

6.5                               Limitations on Indemnification Liability.

(a)                                 With Respect to Claims by the Seller Indemnified Parties.  Any claims the Seller Indemnified Parties make under this Article VI will be limited as follows:

(i)                                     Ceiling.  The Sellers’ aggregate Liability for Damages arising from Indemnification Claims made by the Seller Indemnified Parties herein will not exceed $3.5 million; provided that the limitation contemplated hereby will not be applicable with respect to (A) Breaches of Seller Special Matters, (B) Liability under Sections 6.2(a)(ii), 6.2(a)(iv), 6.2(a)(v), 6.2(a)(vi) and Section 6.2(b)(ii) or (C) instances of fraud, intentional misrepresentation and willful misconduct by Seller or the Company, for which Sellers’ liability shall be limited to the amount of the Merger Consideration.  Each Seller’s Liability shall be limited as set forth in Section 6.2(c).

(ii)                                  Basket/Threshold.  The Sellers will have no Liability for Damages arising from Indemnification Claims made by the Seller Indemnified Parties herein (other than Breaches of Seller Special Matters, Liability under Sections 6.2(a)(ii), 6.2(a)(iv), 6.2(a)(v), 6.2(a)(vi) and Section 6.2(b)(ii), or instances of fraud, intentional misrepresentation and willful misconduct by a Seller or the Company) unless and until the aggregate Damages claimed under Section 6.2 exceeds $250,000 (the “Seller Indemnified Parties Threshold Amount”); provided, however, if the aggregate Damages claimed under Section 6.2 exceeds the Seller Indemnified Parties Threshold Amount, the Sellers’ Liability will relate back to and include the first dollar of aggregate Damages so claimed.

(b)                                 With Respect to Claims by the Parent Indemnified Parties.  Any claims the Parent Indemnified Parties make under this Article VI will be limited as follows:

(i)                                     Ceiling.  The Parent Parties’ aggregate Liability for Damages under this Agreement arising from Indemnification Claims made by the Parent Indemnified Parties herein will not exceed $3.5 million, provided that the limitation contemplated hereby will not be applicable with respect to Breaches of Parent Special Matters, Liability under Section 6.3(b) or instances of fraud, intentional misrepresentation and willful misconduct as to which Parent’s Liability shall be limited to the amount of the Merger Consideration.

(ii)                                  Basket/Threshold.  The Parent Parties will have no Liability for Damages related to Breaches of the representations and warranties in Article II (other than breaches of Parent Special Matters, Liability under Section 6.3(b) or instances of fraud, intentional misrepresentation and willful misconduct) unless and until the aggregate of such Damages exceeds $250,000 (the “Parent Indemnified Parties Threshold Amount”); provided, however, if the aggregate Damages claimed under Section 6.3 exceeds the Parent Indemnified Parties Threshold Amount, the Parent Parties’ Liability will relate back to and include the first dollar of aggregate Damages so claimed.

(c)                                  With Respect to Claims by an Indemnified Party.  Any claims any Indemnified Party makes under this Article VI will be limited as follows:

(i)                                     Reduction for Insurance Claims; Accruals.  The amount required to be paid for Damages will be reduced to the extent of (A) any amounts an Indemnified Party actually receives pursuant to the terms of the insurance policies (if any) covering such Indemnification Claim, and (B) any amounts accrued for any such Damages on the Interim Balance Sheet as a Current Liability.

(ii)                                  Materiality Qualifiers.  In determining whether a representation, warranty or covenant in this Agreement has been breached where such representation, warranty or covenant is modified by the words “material,” “Material Adverse Effect,” “Material Adverse Change,” or other words of similar import, such concept will be disregarded in determining whether there has been a Breach of such representation, warranty or covenant.

(iii)                               Taxes and Interest.  In determining the amount of “Damages” payable, the Parties will not take into account: (A) any Tax benefit to an Indemnified Party and (B) the time value of money.

6.6                               Payment of Damages.  All Damages payable to the Seller Indemnified Parties pursuant to the Sellers’ indemnification obligations under this Article VI, which are either (a) approved by the Stockholders’ Representative, in writing, (b) assessed through the arbitration process described in Section 6.8, or (c) otherwise finally adjudicated, will first be recovered by reducing the principal amount and any accrued interest outstanding under the Promissory Note by the amount of such Damages.  Any such Damages in excess of the principal amount and any accrued interest outstanding under the Promissory Note will be paid by the Sellers, subject to the provisions of Section 6.2(c).  Parent shall receive a credit against the principal balance of the Promissory Note in an amount equal to the interest that has accrued since the date Parent notified Seller of the applicable claim on the principal balance of the Promissory Note that has been reduced in accordance with this Section 6.6.  Parent’s exercise of its set off rights in compliance with this Section 6.6 will not constitute an event of default under the Promissory Note.

6.7                               Holdback.  Notwithstanding any provision of this Agreement or any provision of the Promissory Note to the contrary in the event that (a) any Indemnification Claim, or (b) any Actions involving or arising out of or in connection with the Acquired Entities for which the Sellers may have responsibilities for Damages under the terms of this Agreement remain pending (the “Open Claims”), at such time as the outstanding principal amount of the Promissory Note becomes payable, Parent shall be entitled to withhold from the payment of the outstanding principal amount and accrued unpaid interest under the Promissory Note an amount estimated in good faith by Parent to cover such open claims (the “Estimated Reserve Amount”).  The Estimated Reserve Amount shall be agreed to by the Stockholders’ Representative or, absent such agreement, submitted to the arbitration process described in Section 6.8 (such amount agreed to or determined by the arbitrators shall be, the “Reserve Amount”).  Parent shall pay to the Sellers, in accordance with the Promissory Note, within two (2) Business Days of its determination, the excess, if any, between the Estimated Reserve Amount and the Reserve Amount.  The Reserve Amount shall be deposited into an interest bearing account so long as the Open Claims remain pending.  Upon final resolution of the Open Claims, Parent shall remit the remaining balance, if any, of the Reserve Amount and any interest thereon net of taxes incurred by Parent thereon to the Sellers.  To the extent that any Open Claims result in liability or expense to the Company or Parent, Parent may retain and apply the Reserve Amount and any interest earned thereon to the extent of such liabilities, costs or expenses.  Parent’s exercise of its rights in compliance with this Section 6.7 will not constitute an event of default under the Promissory Note.

6.8                               Dispute and Arbitration.

(a)                                 If the Stockholders’ Representative and the Seller Indemnified Parties are unable to resolve a dispute regarding Sellers’ indemnification obligations under this Article VI,  such dispute shall be settled by submission of the dispute by either party to binding arbitration in Dallas, Texas (unless the parties agree in writing to a different location) applying Texas law in accordance with the rules of the American Arbitration Association then in effect. The arbitration tribunal shall consist of three arbitrators.  The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within fifteen (15) days of receipt of the request.  The two arbitrators so named will then jointly appoint the third arbitrator.  If the answering party fails to nominate its arbitrator within the fifteen (15) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within fifteen (15) days, the office of the American Arbitration Association in Dallas, Texas shall make the necessary appointments of such arbitrator(s).  The arbitration hearing will take place over no more than five (5) days beginning five (5) days after the arbitrators are selected.  The arbitrators will deliver their decision within ten (10) Business Days after termination of the arbitration hearings.  The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator) shall be final, binding, and conclusive on all parties thereto, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.

(b)                                 The fees and expenses of the arbitration shall be paid (i) by the Sellers, in an amount equal to the fraction of such fees and expenses, which fraction shall be determined by dividing (A) the amount awarded by the arbitrators by (B) the disputed amount of such claim; and (ii) by the Seller Indemnified Parties, in an amount equal to any remainder of such fees and expenses not otherwise payable by the Sellers under the preceding clause (i).

6.9                               Survival.  Each Indemnified Party’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnified Party’s consummation of the Transactions and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnified Party  or by its directors, officers, employees or representatives or at any time (regardless of whether notice of such knowledge has been given to Indemnitor), whether before or after the date of this Agreement or the Closing Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

6.10                        Exclusive Remedy.  Parent and Sellers acknowledge and agree that the foregoing indemnification provisions in this Article VI shall be the exclusive remedy of Parent and Sellers with respect to the Transactions.

6.11                        Other Indemnification Provisions.

(a)                                 Any Liability of the Acquired Entities to any Parent Indemnified Party under this Agreement will terminate for all purposes upon Closing and have no further force or effect.

(b)                                 Any and all notices required to be given pursuant to this Article VI by the Parent Parties shall be satisfied by providing notice to the Stockholders’ Representative.

ARTICLE VII
STOCKHOLDERS’ REPRESENTATIVE

As a result of the approval of this Agreement and the Merger by the Company’s Board of Directors and Stockholders, each Stockholder will be deemed to have agreed that:

7.1                               Authorization of the Stockholders’ Representative.

(a)                                 John Young (the “Stockholders’ Representative”) (and each successor appointed in accordance with Section 7.3) hereby is appointed, authorized, and empowered to act, on behalf of each Stockholder, in connection with, and to facilitate the consummation of, the Transactions and in connection with the activities to be performed on the Stockholders’ behalf under this Agreement, for the purposes and with the powers and authority set forth in this Article VII, which will include the power and authority:

(i)                                     to execute and deliver the Promissory Note (with such modifications or changes therein as to which the Stockholders’ Representative, in its reasonable discretion, will have consented to) and to agree to such amendments or modifications thereto as the Stockholders’ Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in this Article VII;

(ii)                                  to execute and deliver any documents in connection with the refinancing or modification to Parent’s existing Senior Debt Documents in compliance with Sellers’ obligations under this Agreement and the Promissory Note;

(iii)                               to direct Parent to distribute amounts payable under the Promissory Note as necessary to satisfy obligations of the Sellers;

(iv)                              to execute and deliver such amendments, waivers and consents in connection with this Agreement and the Transactions as the Stockholders’ Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement;

(v)                                 as the Stockholder’s Representative, to enforce and protect the Stockholders’ rights and interests and to enforce and protect the Stockholders’ rights and interests arising out of or under or in any manner relating to this Agreement and the Promissory Note (including in connection with any claims related to the Transactions) and, in connection therewith, to (A) assert any claim or institute any Action, (B) investigate, defend, contest or litigate any Action, initiated by any Indemnified Party, or any other Person, against the Stockholders, and receive process on behalf of each Stockholder in any such Action and compromise or settle on such terms as the Stockholders’ Representative will determine to be appropriate, give receipts, releases and discharges on behalf of all or any Stockholders with respect to any such Action, (C) file any proofs, debts, claims and petitions as the Stockholders’ Representative may deem advisable or necessary, (D) settle or compromise any claims related to the Transactions, (E) assume, on each Stockholder’s behalf, the defense of any claims related to the Transactions, and (F) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing Actions, it being understood that the Stockholders’ Representative will not have any obligation to take any such actions, and will not have Liability for any failure to take any such action;

(vi)                              to make, execute, acknowledge and deliver all such other Contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in Section 7.1(a)(i) through (vi) and the Transactions.

(b)                                 The grant of authority provided for in this Section 7.1: (i) is coupled with an interest and is being granted, in part, as an inducement to the Acquired Entities and Parent to enter into this Agreement and to the Stockholders to vote in favor of the Merger, and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder and will be binding on any successor thereto; (ii) subject to Section 7.3, may be exercised by the Stockholders’ Representative acting by signing as Stockholders’ Representative of any Stockholder.

(c)                                  Each Seller, receiving a Note Participation, acknowledges and agrees that the Stockholders’ Representative is hereby appointed to serve as such Seller’s Nominee pursuant to the terms of the Promissory Note and acknowledges and agrees that Parent will report all interest amounts attributable to Seller’s respective interest in the Promissory Note to the Internal Revenue Service (“IRS”) on Form 1099.  Each Seller shall be solely responsible for (i) paying all Taxes required to be paid in connection with any amounts allocated and paid to such Seller under the Promissory Note and (ii) reporting such interest to the IRS in accordance with the Form 1099 provided by Parent.  Each Seller, receiving a Note Participation, shall provide Parent with such Seller’s tax identification number and such other information as Parent may request for the purpose of completing and reporting interest income under the Promissory Note.

7.2                               Compensation; Exculpation; Indemnity.

(a)                                 The Stockholders’ Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but will be entitled to the payment of all of its out-of-pocket expenses incurred as Stockholders’ Representative.

(b)                                 In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder or thereunder, (i) the Stockholders’ Representative will not assume any, and will incur no, Liability whatsoever to any Stockholder because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement INCLUDING BECAUSE OF THE STOCKHOLDERS’ REPRESENTATIVE’S OWN NEGLIGENCE and (ii) the Stockholders’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representative pursuant to such advice will not subject the Stockholders’ Representative to Liability to any Acquired Entity, Parent, or any other Person.

7.3                               Removal and Replacement of Stockholders’ Representative; Successor Stockholders’ Representative.

(a)                                 If the Stockholders’ Representative or his heir or personal representative, as the case may be, advise the Stockholders that the Stockholders’ Representative is unavailable to perform its duties hereunder, within three business days of notice of such advice, a Stockholders’ Representative, who must be a Stockholder, will be appointed by the Stockholders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Company’s Equity Interests.

(b)                                 Any Stockholders’ Representative may be removed at any time by a written notice, delivered by the Stockholders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Outstanding Shares, to the Stockholders’

Representative, the other Stockholders, Parent, and the Acquired Entities.  No Stockholders’ Representative may be removed until the Stockholders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Outstanding Shares have replaced such Stockholders’ Representative by written notice delivered to the Stockholders and Parent.

(c)                                  If any successor Stockholders’ Representative is appointed under Section 7.3(a) or 7.3(b), such appointment will be effective upon delivery of written notice thereof, executed by the Stockholders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Outstanding Shares, to each of the Stockholders’ Representative, the other Stockholders and Parent.  Any successor Stockholders’ Representative will have all of the authority and responsibilities conferred upon or delegated to a Stockholders’ Representative pursuant to this Section 7.3.

7.4                               Reliance; Limitation as to Parent and the Acquired Entities.

(a)                                 Parent and the Acquired Entities may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Stockholders’ Representative under Section 7.3, may continue to rely, without inquiry, upon the action of the Stockholders’ Representative as the action of each Stockholder in all matters referred to in this Article VII; provided, however, that if Parent is given written notice of the appointment of a successor Stockholders’ Representative under Section 7.3, Parent, the Acquired Entities, and the Stockholders will be obligated to recognize, and will only be able to so rely upon the action of, such successor Stockholders’ Representative as the Stockholders’ Representative for all purposes under this Agreement.

(b)                                 Except as set forth in this Section 7.4, this Article VII creates no binding obligations between Parent or the Acquired Entities, on the one hand, and the Stockholders, on the other hand.

ARTICLE VIII
MISCELLANEOUS

8.1                               Entire Agreement; No Third Party Beneficiaries.  This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereto and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions.  Except as expressly contemplated by Article VI, nothing in this Agreement, express or implied, confers or is intended to confer on any Person, other than the Parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.2                               Assignments; Binding Effect.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, and any purported assignment by a Party without prior written consent of the other Parties will be null and void and not binding on such Parties; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and

(b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless will remain responsible for the performance of all of its obligations hereunder), provided that Parent shall not be entitled to assign the Promissory Note to an Affiliate or otherwise, without the prior written consent of the Stockholder’s Representative (which shall not be unreasonably withheld).  Subject to the preceding sentence, all of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors and assigns.

8.3                               Notices.  All notices, requests, demands, claims and other communications hereunder must be in writing and given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by United States Express Mail or a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any Party may give in a notice given in accordance with the provisions hereof):

If to Parent and after Closing to the Acquired Entities:

Interface Security Systems, L.L.C.
3773 Corporate Center Drive
Earth City, Missouri 63045
Attn:	Kenneth Obermeyer
Phone:	(314) 595-0103
Fax:	(314) 595-0375

Copy to (which will not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attn:	Terry M. Schpok, P.C.
Phone:	(214) 969-2870
Fax:	(214) 969-4343

If to the Stockholders’ Representative:

John Young
P.O. Box 21468
Tulsa, OK 74121-1468
Fax:	(918) 491-4694

Copy to (which will not constitute notice):

Integral Business Counsel, PC
8090 Amsterdam Court
Gainesville, Virginia 20155
Attn:	Michael W. Kardash
Phone:	(703) 753-3542
Fax:	(866) 612-3037

All notices, requests or other communications will be effective and deemed given only as follows:  (i) if given by personal delivery, upon such personal delivery; (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail; (iii) if sent for next day delivery by United States Express Mail or overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery; (iv) if sent by facsimile, upon confirmation by the transmitting equipment of successful transmission, except that if such confirmation occurs after 5:00 p.m. (in the recipient’s time zone) on a business day, or occurs on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day.  Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

8.4                               Specific Performance; Remedies.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably and would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached.  Accordingly, in addition to any other remedy to which they may be entitled, at Law or in equity, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches or threatened Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions, without bond or other security being required.  Except as expressly provided herein, the rights and remedies created by this Agreement are cumulative and in addition to any other rights and remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies or a waiver of the right to pursue any other right or remedy to which such Party may be entitled.

8.5                               Submission to Jurisdiction; No Jury Trial.

(a)                                 Submission to Jurisdiction.  Each Party agrees that any action or proceeding (whether based on contract, tort or otherwise) between any of the Parties seeking to enforce any provision of, or arising out of or relating to, this Agreement or the transactions contemplated hereby must be brought and determined exclusively in any state or federal court located in Dallas County, Texas.  Each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action or proceeding; (ii) agrees that it will not bring any such action or proceeding other than in the aforesaid courts and will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court; and (iii) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action or proceeding in any such court or that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Process in any such action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party irrevocably consents to service of process being made by U.S. registered mail pursuant to the notice procedures set forth in Section 8.3, and agrees that, to the fullest extent permitted by law, service in such manner shall be effective service of process for any such action or proceeding.

(b)                                 Waiver of Jury Trial.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6                               Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  The exchange of copies of this Agreement and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes.

8.7                               Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.8                               Governing Law.  This Agreement and tall claims and causes of action arising hereunder or relating hereto will be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any conflict of Law principles that would result in the application of the laws of any other jurisdiction.

8.9                               Amendments.  This Agreement may not be amended or modified except by a writing signed by all of the Parties.

8.10                        Extensions; Waiver.

(a)                                 At any time prior to the Effective Time, the Parent Parties, on the one hand, and the Company or on the other, to the extent legally allowed, may, for itself only, (i) extend the time for the performance of any of the obligations of any other Party; (ii) waive any inaccuracies in the representations and warranties of any Party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

(b)                                 No waiver by any Party of any default, misrepresentation or Breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

(c)                                  No failure or delay of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, and no single or partial exercise of any right or remedy will preclude any other or further exercise of the same, or of any other, right or remedy.

8.11                        Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced due to any law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.12                        Expenses.  Except as otherwise expressly provided in this Agreement, each Party will bear its own Transaction Expenses.

8.13                        Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of laws, by succession of comparable successor statutes.  All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  The word “or” is used in the inclusive sense of “and/or” unless the context requires otherwise.  References to a Person are also to its permitted successors and assigns.  Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The Parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

8.14                        Incorporation of Exhibits and Schedules.  The Exhibits, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INTERFACE SECURITY SYSTEMS, L.L.C.

By:	/s/ Kenneth Obermeyer
Name:	Kenneth Obermeyer
Title:	Chief Financial Officer

INTERFACE ACQUISITION SUBSIDIARY, INC.

By:	/s/ Kenneth Obermeyer
Name:	Kenneth Obermeyer
Title:	Chief Financial Officer

Signature Page to

Merger Agreement

WESTEC ACQUISITION CORP.

By:	/s/ Kelby D. Hagar
Name:	Kelby D. Hagar
Title:	Chief Executive Officer

16th Fairway, LLC

By:	/s/ Kelby D. Hagar
Name:	Kelby D. Hagar
Title:	Sole Member and Manager

Argonaut Ventures I, L.L.C.
By its Manager:
Argonaut Private Equity, L.L.C.

By:	/s/ Steve R. Mitchell
Name:	Steve R. Mitchell
Title:	Managing Director

/s/ John Bailey
John Bailey

/s/ Jonathan Bolen
Jonathan Bolen

/s/ James Garreker
James Garreker

Signature Page to

Merger Agreement

Clarity Partners, L.P.
By its General Partner:
GlenPar, LLC

By:	/s/ Clinton W. Walker
Name:	Clinton W. Walker
Title:	Managing Partner

Clarity Advisors, L.P.
By its General Partner:
GlenPar, LLC

By:	/s/ Clinton W. Walker
Name:	Clinton W. Walker
Title:	Managing Partner

Clarity Associates, L.P.
By its General Partner:
GlenPar, LLC

By:	/s/ Clinton W. Walker
Name:	Clinton W. Walker
Title:	Managing Partner

/s/ Brent Dunn
Brent Dunn

/s/ Christopher Dyess
Christopher Dyess

Egis Security Fund, L.P.
By its General Partner:
Egis Security Partners, LLC

By:	/s/ Robert Chefitz
Name:	Robert Chefitz
Title:	Managing Member

Signature Page to

Merger Agreement

Egis-Westec II, LLC

By:	/s/ Robert Chefitz
Name:	Robert Chefitz
Title:	Manager

/s/ Sean Foley
Sean Foley

/s/ Kelby D. Hagar
Kelby D. Hagar

/s/ Ryan Ladner
Ryan Ladner

/s/ Charles H. Moeling
Charles H. Moeling

/s/ Matthew Smitheman
Matthew Smitheman

/s/ Gerald T. Vento
Gerald T. Vento

Carl Westcott, LLC

By:	/s/ Carl Westcott
Name:	Carl Westcott
Title:	Manager

STOCKHOLDERS’ REPRESENTATIVE

/s/ John Young
John Young

Signature Page to

Merger Agreement

EXHIBIT A

DEFINITIONS

“Acceptable Slow Pay Accounts” means commercial customers with an RMR balance greater than 90 days from the date of invoice who have made a payment or payments during the same 90 day period equal to at least one month’s RMR; provided, however, that no amount of RMR included in the outstanding balance of such commercial customer is more than 120 days from the date of the invoice for such RMR.

“Acquired Entities” means the Company and the Acquired Subsidiary.

“Acquired Subsidiary” means Westec Intelligent Surveillance, Inc., a Delaware corporation.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Adjustment Amount” is defined in Section 1.10(a)(iii).

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by contract or credit arrangements or otherwise.

“Affiliated Group” means any affiliated group under Code section 1504(a) or any similar group defined under provisions of applicable Law.

“Agreed Amount” is defined in Section 6.4(c).

“Agreement” is defined in the preamble to this Agreement.

“Ancillary Agreements” means the Employment Agreements, the Non-Solicitation Agreements, the Hagar Non-Competition Agreement, the Promissory Note and the Subordination Agreement.

“Balance Sheet Date” is defined in Section 4.8(c).

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could reasonably be expected to form the basis for any specified consequence.

“Best Efforts” means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence will be required if it would have a Material Adverse Effect on such Person calculated immediately prior to the Closing Date.

“Blocked Person” is defined in Section 4.38(a)(ii).

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which, in the case of either (a) or (b), would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of Damages.

“Cash Assets” is defined in Section 4.8.

“Cash Consideration” is thirty-four million eight hundred thousand dollars ($34,800,000).

“Claim Notice” is defined in Section 6.4(a).

“Class A Conversion Consideration” is defined in Section 1.7(f).

“Class B Conversion Consideration” is defined in Section 1.7(g).

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” is means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company” is defined in the preamble to this Agreement.

“Company Class A Common Stock” means the Company’s Class A common stock, par value $0.01 per share.

“Company Class B Common Stock” means the Company’s Class B common stock, par value $0.01 per share.

“Company Series A Preferred Stock” means the Company’s Series A preferred stock, par value $0.01 per share.

“Company Series C Preferred Stock” means the Company’s Series C preferred stock, par value $0.01 per share.

“Company Series X Preferred Stock” means the Company’s Series X preferred stock, par value $0.01 per share.

“Company Series Y Preferred Stock” means the Company’s Series Y preferred stock, par value $0.01 per share.

“Confidential Information” means any confidential information concerning the businesses and affairs of Parent or any Acquired Entity, including, without limitation, information regarding the Acquired Entities’ customers, pricing policies, methods of operation, proprietary production processes, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes and trade secrets.

“Confidential Terms” is defined in Section 5.4.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Contested Amount” is defined in Section 6.4(c).

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Copyrights” means all copyrights in both published works and unpublished works.

“Credit Agreement” means that credit agreement dated the date hereof among Parent, Capitalsource Finance LLC and other parties signatory thereto.

“Current Assets” means those assets known as “current assets” under GAAP; provided, however, the Parties agree that Current Assets shall not include (i) any variance in inventory valuation resulting from any change in valuation methodology from past practices, (ii) any prepaid expenses related to any previous proposed transaction or the Transactions or (iii) the amount of any Notes Receivable.

“Current Liabilities” means those Liabilities known as “current liabilities” under GAAP; provided, however, the Parties agree that accrued and unpaid expenses of the Acquired Entities and the Sellers in connection with the Transactions shall be a “Current Liability” regardless of any treatment under GAAP.

“Damages” means all actual damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, expenses, costs of burdens associated with performing injunctive relief, and other costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, and of expert witnesses and other costs (including the allocable portion of the relevant Person’s internal costs) of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever.

“DDTC” shall have the meaning set forth in the definition of “Export and Sanctions Laws”.

“Defect” is defined in Section 4.32(b).

“Denied Party Lists” shall mean a Person (i) subject to any restrictions under the Export and Sanctions Laws including those sanctions targeting government entities or individuals that support terrorism, or (ii) included on any denied, prohibited, or restricted party list maintained by the United States or any other applicable jurisdiction, including the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, Unverified List, the OFAC Specially Designated Nationals and Blocked Persons List, or the DDTC Debarred Parties List.

“Developers” is defined in Section 4.15(d).

“Direct Claim” is defined in Section 6.4(b).

“Disputed Amount” is defined in Section 6.4(c).

“DGCL” means the Delaware General Corporation Law.

“Dunn Non-Competition Agreement” means the Non-Competition Contract between Parent and Brent Dunn, in form and substance satisfactory to Parent.

“Effective Time” is defined in Section 1.3.

“Eligible RMR”  means, as of any time, the aggregate amount of RMR received by the Company under enforceable monitoring or service agreements between the Company and its customers in which no person or entity other than the Company has any interest provided, however, that Eligible RMR will not include any revenue (a) from customers with an RMR balance (in an amount equal to or greater than one month’s RMR) which is more than 90 days past the invoice date (defined as beginning date of the applicable service period) (except for Acceptable Slow Pay Accounts); (b) that is not periodic in nature, but rather relates to installation purchase payments or one-time assessments or charges; (c) from monitoring or service agreements as to which the Company has received written notice of a pending termination; (d) from customers who were added within the 30 days prior to the time of determination as a result of an amnesty program; or (e) that pertains to lease agreements containing no automatic renewal or which provide the customer with the option of buying the system for a nominal amount; (f) Local Subscription RMR and provided further, that Eligible RMR shall not include any amounts related to pro-rated pass through charges for signal circuit telephone lines, antenna rentals, panel use and franchise and licensing fees and charges payable to third parties for receiving or responding to alarms associated with customer agreements (with the exception of third party monitoring fees currently being paid by the Company).  For purposes of clause (a) above, (1) RMR from each individual monitoring or service agreement which is more than 90 days past due (other than RMR from Acceptable Slow Pay Accounts) shall not be Eligible RMR; for customers with multiple agreements, all RMR from such agreements shall be excluded from Eligible RMR if more than 20% of the aggregate RMR from all such agreements is more than 90 days past due (other than RMR from Acceptable Slow Pay Accounts), and (2) RMR to be received with respect to monitoring and service agreements which are in writing but as to which monitoring or service is not yet in force shall not be Eligible RMR.

“Employee Agreement” means each management, employment, severance, consulting, non-compete, confidentiality, or similar Contract between any Acquired Entity and any employee, consultant, independent contractor, or other individuals providing services thereto pursuant to which any Acquired Entity has or may have any Liability.

“Employee Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement (including Employee Agreements), or other arrangement providing for executive compensation, incentive compensation, deferred compensation, pension, profit-sharing, savings, retirement, severance, termination pay, bonus, performance awards, stock or stock related awards, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary, or both), Code section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, whether or not subject to ERISA.

“Employee Pension Benefit Plan” is defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan” is defined in ERISA Section 3(1).

“Employment Agreements” means the employment Contracts between Parent and each of Jon Bolen, Brent Dunn, Sean Foley, Kelby Hagar and Charles Moeling.

“Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership but excluding purchase money security interests held by vendors that are incurred in the Ordinary Course of Business.  Notwithstanding the foregoing, for purposes of  Sections 4.3, 4.5 and 4.7, an Encumbrance shall not exclude purchase money security interests.

“Enforceable” means a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, Threatened Release, control, or other action or failure to act involving cleanup of any Hazardous Materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect and in effect at Closing.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Acquired Entity within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with any Acquired Entity under Section 414(o) of the Code, or is under “common control” with any Acquired Entity, within the meaning of Section 4001(a)(14) of ERISA.

“Estimated Reserve Amount” is defined in Section 6.7.

“Excess Loss Account” is defined in Treasury Regulations section 1.1502-19.

“Export and Sanctions Laws” means all Laws of the United States and all other applicable jurisdictions relating to any economic sanction or export restriction including: (i) the sanctions regulations administered by U.S. Department of Treasury’s Office of Foreign Assets Control, (ii) export and trade controls and related sanctions administered by the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”).

“Fiduciary” is defined in ERISA Section 3(21).

“Final Adjustment Amount” is defined in Section 1.10(c).

“Financial Statements” is defined in Section 4.8.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977.

“Full Amount” is defined in Section 6.4(c).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, taxing authority, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hagar Non-Competition Agreement” means that non-competition Contract between Parent and Kelby Hagar, in form and substance satisfactory to Parent.

“Hazardous Materials” is defined in Section 4.26(e).

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money, including, without limitation, principal, accrued and unpaid interest and any and all penalties (prepayment or otherwise), premiums, fees or expenses incurred in connection therewith, and all amounts owed as deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the Ordinary Course of Business that are unsecured and not overdue by more than 6 months unless being contested in good faith; (b) all reimbursement and other obligations with respect to letters of credit bankers’ acceptances and surety bonds, whether or not matured; (c) all obligations evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all capital lease obligations and any future rent payments under all synthetic leases; (f) all obligations of such Person under commodity price hedging arrangements, in each case whether contingent or matured, other than hedging arrangements with respect to resin incurred in the ordinary course of business; (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured; and (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  Notwithstanding the foregoing, any obligation or liability included in Current Liabilities will not also be considered Indebtedness for purposes of this Agreement.

“Indemnification Claim” means any Direct Claim and Third Party Claim.

“Indemnified Parties” means, individually and as a group, the Parent Indemnified Parties and the Seller Indemnified Parties.

“Indemnitor” means any Party having any indemnification Liability to any Indemnified Party under this Agreement.

“Intellectual Property” means any rights, licenses, liens, security interests, charges, encumbrances, equities, permits, registrations, franchises and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation, or control the publication or distribution of any Marks, Patents, Copyrights, or Trade Secrets.

“Interactive Video System” means video surveillance systems to include video verification, video escorts, video tours, video audits and burglary alarm monitoring. Interactive Video System also includes video maintenance agreements performed on customers with one of these services or on a standalone basis.

“Interim Balance Sheet” means the most recent balance sheet contained within the Interim Financial Statements.

“Interim Financial Statements” is defined in Section 4.8(c).

“IRS” is defined in Section 7.1(c).

“Knowledge” or “Company Knowledge” shall mean the actual knowledge of the following officers and employees of the Company: Kelby Hagar, Brent Dunn, Jon Bolen, Charles Moeling and Ryan Ladner, and the knowledge that such individuals should reasonably have in the diligent exercise of their duties.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now in effect.

“Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Local Subscription RMR” means RMR attributable to customers listed on Exhibit D attached hereto.

“Marks” means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications.

“Material Adverse Change (or Effect)” means a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, operations, business, or prospects which change (or effect), taken as a whole, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, operations, business, or prospects.

“Merger” is defined in the recitals to this Agreement.

“Merger Certificate” is defined in Section 1.3.

“Merger Consideration” means the aggregate consideration for the Outstanding Shares provided for in Sections 1.7(b)-(g) and consists of the applicable portion of Cash Consideration and a pro rata interest in the Promissory Note as applicable to each class of Outstanding Shares.

“Merger Sub” is defined in the preamble to this Agreement.

“Most Recent Year End” is defined in Section 4.8(b).

“Most Recent Parent Year End” is defined in Section 2.5(b).

“Non-Solicitation Agreements” means the non-solicitation Contracts between Parent and each of the Sellers set forth on Schedule 1.3(a)(ii).

“Note Participation” means the pro rata allocable interest, represented by the percentages set forth on Exhibit B, of a Seller to receive payments of principal and interest under the Promissory Note.

“Notes Receivable” is defined in Section 4.31(b)

“Notices” is defined in Section 4.32(a)

“Open Claims” is defined in Section 6.7.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality, and frequency) in the industry in which the relevant Person and its Subsidiaries does business.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Outstanding Shares” means the collective reference to each share of Company Class A Common Stock, Company Class B Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock, Company Series X Preferred Stock and Company Series Y Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Parent” is defined in the preamble to this Agreement.

“Parent Balance Sheet Date” is defined in Section 2.5(c).

“Parent Credit Facilities” means the Credit Agreement and Securities Purchase Agreement.

“Parent Total RMR” is defined in Section 2.6.

“Parent Financial Statements” is defined in Section 2.5.

“Parent Indemnified Parties” means any Seller and its officers, directors, managers, employees, agents, representatives, controlling Persons, stockholders, and their Affiliates.

“Parent Indemnified Parties Threshold Amount” is defined in Section 6.5(b)(ii).

“Parent Interim Financial Statements” is defined in Section 2.5(c).

“Parent Parties” is defined in the preamble to this Agreement.

“Parent Special Matters” is defined in Section 6.1(b).

“Parties” is defined in the preamble to this Agreement.

“Patents” means all patents and patent applications.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Body, or Contract.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

“Post-Closing Estimated Adjustment” is defined in Section 1.10(a)(ii).

“Post-Closing Taxes” is defined in Section 5.8(a).

“Pre-Closing Tax Return” is defined in Section 5.8(b).

“Pre-Closing Taxes” is defined in Section 5.8(a).

“Preexisting Code” is defined in Section 4.15(d).

“Preliminary Customer List” is defined in Section 4.40.

“Product” is defined in Section 4.32(b).

“Prohibited Transactions” is defined in ERISA Section 406 and Code section 4975.

“Promissory Note” means a thirteen million nine hundred thousand dollar ($13,900,000) promissory note, of even date herewith, payable to the Sellers set forth therein, subject to adjustment as described herein.

“Recall” is defined in Section 4.32(a).

“Receivables” means all receivables of the Acquired Entities, manufacturer’s warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable.

“Regulation U” means Regulation U, T or Y as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release into the Environment.

“Releasee” is defined in Section 5.5.

“Reserve Amount” is defined in Section 6.7.

“Response Notice” is defined in Section 6.4(c).

“RMR” means recurring monthly revenue.

“Schedules” means the Schedules to this Agreement.

“Securities Act” means the Securities Act of 1933.

“Securities Purchase Agreement” means the amended and restated securities purchase agreement dated the date hereof, between Parent, Thrivent Whitehouse Rose Fund III Mezzanine Direct, L.P. and other parties signatory thereto.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted; (ii) (A) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) and (B) purchase money security interests held by vendors in inventory, in each case arising in the Ordinary Course of Business and securing only amounts payable as a Current Liability; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Seller” is defined in the preamble to this Agreement.

“Seller Indemnified Parties” means (a) Parent, Merger Sub and their Affiliates, and each of their officers, directors, managers, employees, agents, representatives, controlling Persons, and stockholders and (b) each Acquired Entity and any Person who was an officer, director or employee of an Acquired Entity if such Person prior to, at and after the date hereof and the time of Closing is not a Seller or an Affiliate thereof.

“Seller Indemnified Parties Threshold Amount” is defined in Section 6.5(a)(ii).

“Seller Special Matters” is defined in Section 6.1(a).

“Sellers’ Dispute Fees” is defined in Section 1.10(b).

“Stockholders’ Representative” is defined in Section 7.1(a).

“Senior Lenders” means the lenders under the Credit Agreement and the Securities Purchase Agreement.

“Series A Conversion Consideration” is defined in Section 1.7(b).

“Series C Conversion Consideration” is defined in Section 1.7(c).

“Series X Conversion Consideration” is defined in Section 1.7(d).

“Series Y Conversion Consideration” is defined in Section 1.7(e).

“Software” means computer software or middleware.

“Stockholders” means the record holders of the Outstanding Shares as they may be constituted from time to time.

“Stockholders’ Representative” is defined in Section 7.1(a).

“Straddle Period Tax Return” is defined in Section 5.8(c).

“Straddle Period Taxes” is defined in Section 5.8(a).

“Subordination Agreement” means that subordination agreement, dated the date hereof, by and among Parent, The Greater Alarm Company, Inc., Interface Security Systems Holdings, Inc., CapitalSource Finance LLC, Thrivent White Rose Fund III Mezzanine Direct, L.P. and each Seller receiving a Note Participation.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Surviving Corporation” is defined in Section 1.1.

“Tax” or “Taxes” means (i) any federal, state, county, local, foreign, or other ad valorem, alternative or add-on minimum, capital stock, communications, custom, disability, duty, employment, environmental, escheat, estimated, excise, franchise, gross income, gross receipts, license, net income, occupation, payroll, premium, profits, property, registration, sales, severance, social security, stamp, transfer, unclaimed property, unemployment, use, utility, value-added, wage, windfall profits, withholding, and other taxes, government fees, or other assessments of any kind whatsoever, whether disputed or not; (ii) any interest, penalties, additions to tax, or additional amount imposed by any Governmental Authority with respect thereto, whether disputed or not; and (iii) any amount described in clauses (i) or (ii) for which a person is liable by reason of Treasury Regulations section 1.1502-6, as a transferee or successor, or by Contract, indemnity, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” is defined in Section 6.4(a).

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing).

“Threatened Release” means any event that has occurred or other circumstances that exist that could lead a prudent Person to conclude that any Release whether intentional or unintentional, is likely to occur now or in the future.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Expenses” means all costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

“Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Merger, the filing of the Merger Certificate, and Parent’s delivery of the Merger Consideration hereunder; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, including each Ancillary Agreement; and (c) the performance by the Parent Parties, the Acquired Entities, and the Sellers of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

“Treasury Regulations” means the proposed, temporary and final regulations promulgated under the Code.

“Uncredited Cash Receipts” is defined in Section 4.8.

“WARN” is defined in Section 4.24.

“Working Capital” means the amount of Current Assets minus Current Liabilities, provided that Working Capital shall be calculated consistent with the Company’s historical accounting practices as reflected in the sample calculation of Working Capital attached hereto as Exhibit E.